    As filed with the Securities and Exchange Commission on September 3, 2003

                                                     Registration No. 333-104541
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              Empire Resorts, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                                 13-3714474
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                             c/o Monticello Raceway
                                    Route 17B
                           Monticello, New York 12701
                            (845) 794-4100, ext. 478
--------------------------------------------------------------------------------
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               Scott A. Kaniewski
                             Chief Financial Officer
                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                                 (847) 418-3804
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                        of Agent For Service of Process)
                       -----------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                    ----------------------------------------

             Approximate  date of  commencement  of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

             If the only  securities  being  registered  on this  Form are being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box.                                                               / /

             If any of the  securities  being  registered on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box.     /X/

             If this  Form is filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective  registration statement for the same offering.             / /

             If this Form is a  post-effective  amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering.                                             / /

             If delivery of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box.                                    / /

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                 Proposed            Proposed
                                                                  Maximum            Maximum
                                             Amount to be      Offering Price  Aggregate Offering        Amount of
Title of Shares to be Registered            Registered(1)       Per Share(2)         Price            Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                   549,382            $13.78           $7,570,483.96        $612.45(3)
per share
--------------------------------------------------------------------------------------------------------------------------

(1)  In the event of a stock  split,  stock  dividend  and similar  transactions involving  the  Registrant's  Common Stock,  $.01 par value per share,  the shares  registered  hereby  shall  automatically  be increased or decreased pursuant to Rule 416 of the  Securities  Act of 1933, as amended.  On April
     15, 2003,  upon the initial filing of this  Registration  Statement on Form
     S-3, the Registrant  paid a filing fee of $195.37 for the  registration  of
     223,611  shares  of  Common  Stock.  The  registration  fee  being  paid in connection  with  the  filing  of  this  Amendment  No.  1 to  Registration
     Statement on Form S-3 relates the  registration  of an  additional  549,382 shares of Common Stock.

(2)  Estimated solely for the purpose of calculating the registration fee of the additional 549,382 shares of the Registrant's  Common Stock, $.01 par value per share,  that are now proposed to be  registered  hereby,  in accordance with Rule 457(c) of the  Securities  Act,  based on the average of the high and low prices of the  Registrant's  Common  Stock on the Nasdaq  Small Cap
     Market on August 28, 2003.

(3)  A filing fee of $195.37 was paid by the  Registrant  on April 15, 2003 upon the  initial  filing of this  Registration  Statement,  which  proposed  to register 223,611 shares of Common Stock.

     The Registrant  hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further  amendment  which  specifically  states  that  this  Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective  on such  date  as the  Securities  and  Exchange  Commission,  acting pursuant to said Section 8(a), may determine.

                                       2

THIS  INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL  THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT  FILED  WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO  SELL  THESE  SECURITIES  AND IT IS NOT  SOLICITING  AN  OFFER  TO BUY  THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2003

                                   PROSPECTUS

                         772,993 SHARES OF COMMON STOCK

                              Empire Resorts, Inc.

     This prospectus  relates to the offer and sale by the selling  stockholders identified in this prospectus of up to an aggregate 772,993 shares of our common stock.  We will not receive any proceeds from the sale of our common stock under this prospectus.

     The selling  stockholders  may offer their shares of common stock at any of the following  prices,  which may reflect  discounts from the prevailing  market prices at the time of sale:

     o    Fixed prices that may be changed

     o    Market prices prevailing at the time of sale

     o    Prices related to such prevailing market prices

     o    At negotiated prices

     o    Varying prices determined at the time of sale

     Our common  stock is listed on the Nasdaq Small Cap Market under the symbol
"NYNY"  and on the  Boston  Stock  Exchange  under the  symbol  "NYN."  The last reported  sale  price for our  common  stock on August  28,  2003 was $13.54 per share.

--------------------------------------------------------------------------------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

              The date of this prospectus is _______________, 2003.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

     You should rely only on the information contained in this prospectus or any
accompanying   supplemental   prospectus   and  the   information   specifically
incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

     This summary represents a summary of all material terms of the offering and only  highlights  the more  detailed  information  that  appears  elsewhere,  or incorporated by reference,  in this prospectus.  This prospectus may not contain all the  information  important to you as an investor.  Accordingly,  you should carefully read this entire  prospectus  before deciding whether to invest in our common stock.

     Unless the context  otherwise  requires,  all  references to "we," "us," or
"the Company" in this prospectus refer  collectively to Empire Resorts,  Inc., a
Delaware corporation, and its subsidiaries.

                                   THE COMPANY

GENERAL

     While  initially  formed as a holding  company for a diverse  portfolio  of gaming related  investments,  over the past eighteen months we have concentrated primarily on the  development  of gaming  operations in the Catskills  region of upstate New York.  To that end, we have  liquidated  nearly all of our  holdings unrelated to this  endeavor  and  increased  our  minority  interest in Catskill
Development,  L.L.C.,  the sole  stockholder of Monticello  Raceway  Management,
Inc., the owner of Monticello  Raceway,  a harness horse racing facility located in  Monticello,  New York.  In  addition,  on July 3, 2003,  we  entered  into a
Securities  Contribution Agreement with Catskill Development,  L.L.C.,  Americas
Tower  Partners  and BKB,  LLC,  pursuant  to which we  agreed,  subject  to the satisfaction  or waiver of various  conditions,  to enter into a 48 year  ground lease  for 200  acres of land in  Monticello,  New York  surrounding  Monticello
Raceway,  and to acquire all of the outstanding  equity  interests of Monticello
Raceway Management,  Inc., Monticello Casino Management, LLC, Monticello Raceway
Development  Company,  LLC and Mohawk Management,  LLC in exchange for 80.25% of our  common  stock,  calculated  on a  post-transaction,  fully  diluted  basis.
Following this  transaction,  we intend to (i)  consolidate  our operations with
Monticello  Raceway  Management,   Inc.,  Monticello  Casino  Management,   LLC,
Monticello Raceway  Development  Company,  LLC and Mohawk Management,  LLC, (ii)
operate  Monticello  Raceway,  (iii) develop a video lottery terminal program at
Monticello  Raceway and (iv), in conjunction with the Cayuga Nation of New York, develop a  resort-style  tribal  gaming  facility on land adjacent to Monticello
Raceway.

COMMON OWNERSHIP

     Each of us, Catskill Development,  L.L.C., Americas Tower Partners and BKB,
LLC are under some level of common control. Specifically,  Catskill Development,
L.L.C. has three classes of economic interests, with each class corresponding to one of  Catskill  Development,  L.L.C.'s  three  businesses.  Class  A  economic interests  represent the right to receive  distributions  and  allocations  from
Catskill Development,  L.L.C.'s casino and wagering operations; Class B economic interests  represent the right to receive  distributions  and  allocations  from
Catskill Development, L.L.C.'s horseracing and other pari-mutuel activities; and
Class C economic  interests  represent  the right to receive  distributions  and allocations  from  Catskill  Development,  L.L.C.'s  real estate  ownership  and development operations.  We currently indirectly hold approximately 48%, 37% and
25%, respectively, of Catskill Development,  L.L.C.'s Class A, Class B and Class

C economic interests. Watertone Holdings, L.P., which is controlled by Robert A.
Berman,  our chief executive officer, a member of our board of directors and our former  chairman,  and Scott A.  Kaniewski,  our chief  financial  officer and a former member of our board of directors,  holds  approximately 15%, 13% and 25%, respectively,  of Catskill  Development,  L.L.C.'s  Class A, Class B and Class C
economic interests.  Furthermore,  Morad Tahbaz, Catskill Development,  L.L.C.'s
president,  our president  and a member of our board of  directors,  holds a 20%
interest  in  Americas  Tower  Partners,   a  general   partnership  that  holds
approximately 33%, 25% and 25%, respectively, of Catskill Development,  L.L.C.'s outstanding Class A, Class B and Class C economic interests.  Furthermore,  BKB,
LLC, which is also controlled by Robert A. Berman and Scott Kaniewski,  owns 25%
of the membership interests of Monticello Raceway Development Company, LLC, with
Americas Tower Partners  owning the remaining 75%.  Finally,  Thomas W. Aro, our executive  vice  president,  secretary  and a  former  member  of our  board  of directors,  is a  member  of  Monticello  Raceway  Management,  Inc.'s  board of directors and both Robert A. Berman and Thomas W. Aro, are members of Monticello
Casino Management, LLC's and Mohawk Management, LLC's board of managers.

THE RACETRACK AND VIDEO LOTTERY INITIATIVE

     Our partner, Catskill Development,  L.L.C., owns and, through a subsidiary, manages  Monticello  Raceway,  which is  licensed  to conduct  horse  racing and wagering  activities.  On May 15, 2003,  New York State enacted  legislation  to enhance the incentives for racetracks in the State to participate in the State's video lottery  program.  Under the program,  instant lottery games can be played using  terminals,  known as video  lottery  terminals  or VLT's,  that use video displays  rather than paper  tickets.  Although  legislation  had authorized the program earlier, none of the racetracks authorized to participate in the program had found the terms sufficiently  attractive to justify the investment  required to participate in the program.  Under the newly enacted legislative  amendments, the initial term of the program has been  extended to 10-years  from the date of inception and permits year round  operations with extended hours.  Approximately
29% of total program  revenue  received is to be  distributed  to the tracks and their horsemen/  breeders  associations.  A percentage of such revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding  fund,  thus  improving the quality of racing at the track.  During the initial  eighteen  months of the  program,  the New York State  Lottery  has the ability to approve the opening of temporary  structures  to house the  program's
VLT's while more comprehensive construction takes place.

     Pursuant to the original  legislation,  the New York State  Lottery made an allocation of 1,800 VLT's to Monticello  Raceway.  If market conditions  permit, additional  machines may be added without the need for  additional  legislation.
Catskill  Development  L.L.C. has reviewed various  alternatives with respect to the  facilities  for such  operations  and is  currently  evaluating  costs  for construction  and  operation  of a  temporary  VLT  facility  for 1,800 VLT's at
Monticello  Raceway. It is estimated that the cost of such facility may be up to
$30  million  and  that  construction  will  require  approximately  six  months following approval to proceed by the New York State Lottery. The submission of a final proposal to the New York State Lottery is subject to further  planning and analyses, negotiations with the horsemen at Monticello Raceway, arrangements for financing on suitable terms and conditions and other  considerations,  including many  aspects  of the  facility  design,  staffing  and other  arrangements  for participation  in the program that are subject to the discretion of the New York
State Lottery.

ANCILLARY GAMING AGREEMENTS

     On April 3, 2003,  we, the Cayuga Nation of New York,  the Cayuga  Catskill
Gaming Authority,  Catskill Development,  L.L.C., Monticello Raceway Development
Company, LLC and Monticello Casino Management,  LLC, the latter two of which are jointly owned by us and Catskill Development,  L.L.C.,  entered into a series of agreements  that  provide for the joint  development  of a  resort-style  tribal gaming facility on land adjacent to Monticello Raceway. The principal agreements include:  (i) a Land  Purchase  Agreement,  (ii) a  Gaming  Facility  Management
Agreement,  (iii) a Gaming Facility  Development and Construction  Agreement and
(iv) a Special Letter Agreement.

     o    Under the Land Purchase Agreement,  Catskill  Development,  L.L.C. has
          agreed to convey fee simple  title to  approximately  29 acres of land adjacent to Monticello Raceway to the United States, in trust, for the benefit of the Cayuga Nation of New York, in exchange for  $10,000,000 to be paid by the Cayuga Catskill Gaming Authority.

     o    Under the Gaming Facility  Management  Agreement,  the Cayuga Catskill
          Gaming Authority has agreed to retain  Monticello  Casino  Management,
          LLC to manage the  development of the proposed  tribal gaming facility for a monthly management fee of 35% of the facility's net revenues, as determined  in  accordance  with the rules  prescribed by the National
          Indian Gaming Commission.

     o    Under the Gaming Facility Development and Construction Agreement,  the
          Cayuga  Catskill  Gaming  Authority  has agreed to appoint  Monticello
          Raceway Development Company, LLC as its agent with the exclusive right to design,  engineer,  develop,  construct,  and furnish the  proposed tribal gaming  facility  until the  expiration or  termination  of the
          Gaming Facility Management Agreement.  For these services,  Monticello
          Raceway  Development  Company,  LLC is to be paid a fee equal to 5% of the total project costs, which costs may not exceed $505,000,000.

     o    Under the Special Letter Agreement, we, Catskill Development,  L.L.C.,
          and the Cayuga Nation of New York have agreed to work exclusively with each other to develop the proposed tribal gaming facility and to issue to the Cayuga  Nation of New York 300,000  shares of our common stock, vesting  over  a  twelve  month  period,  as  consideration  for  this
          exclusive  arrangement.   This  letter  agreement  also  provides  for
          Catskill  Development,  L.L.C. to fund the Cayuga Nation of New York's development  costs with respect to the proposed tribal gaming facility and for the Cayuga  Nation of New York to  participate  with  Catskill
          Development, L.L.C. and/or us and our affiliates in the ownership of a to-be-developed hotel that will be designated as the gaming facility's preferred  provider.  The  letter  agreement  further  provides  for a reciprocal  ten-year  option  to  acquire  up  to a  33.33%  ownership
          interest  in  other  lodging,  entertainment,   sports  and/or  retail
          facilities  which may be developed or operated within a 15 mile radius of the gaming facility.

     In order  for both of  Monticello  Casino  Management,  LLC and  Monticello
Raceway Development,  LLC to carry out their obligations under these agreements, we will likely  need to raise  significant  financing  from  outside  investors.
However, such financing is not likely to be available on reasonable terms, or at all,  until the Gaming  Facility  Management  Agreement has been approved by the
National  Indian  Gaming  Commission  and the Land  Purchase  Agreement has been approved by the Bureau of Indian Affairs. Obtaining such approvals, however, can take up to 7 years and no assurance  can be given that these  approvals  will be obtained at all.  While we expect  these  agreements  will  receive an expedited review from the National Indian Gaming  Commission and Bureau of Indian Affairs,
as the Bureau of Indian  Affairs has previously  approved a similar  arrangement with respect to the same site, prompt approval cannot be assured.  Moreover, the ability to proceed after receipt of these  regulatory  approvals will be subject to  current  market  conditions  and the  fact  that  neither  we nor any of our partners have had  significant  casino gaming  experience.  As a result,  we can provide no  assurance  that we will ever be able to secure these needed funds on reasonable terms or at all.

     Our ability to participate in New York's VLT program or to help develop and manage a Native  American  casino in  conjunction  with the Cayuga Nation of New
York could also be hampered by the outcome of two pending  lawsuits that seek to enjoin the State of New York from  proceeding with the VLT program or permitting the  construction  of any new Native  American  casinos  within the State of New
York's  borders.  While the trial court recently  dismissed both of these cases, the plaintiffs  have  announced that they intend to appeal.  Should an appellate court  overrule the trial court and  reinstate  these  lawsuits,  and should the plaintiffs  ultimately  prevail  on all or part of their  claims,  our  business strategy could be seriously  adversely  affected.  Moreover,  a reinstatement of these  lawsuits,  even prior to a definitive  ruling on the merits of the cases, would hamper fundraising  efforts and adversely affect the implementation of our business plan, as investors  might be reluctant to invest given the  uncertainty that such a holding would create.

     We had no revenue  during the fiscal year ended  December  31, 2002 and for the six  months  ended  June 30,  2003 and  sustained  net  operating  losses of approximately $9.5 million and $3.14 million, respectively, during such periods.

     We were  incorporated in Delaware in 1993 and our common stock is traded on the Nasdaq  Small Cap  Market  under the  symbol  "NYNY"  and the  Boston  Stock
Exchange under the symbol "NYN".

     Our principal  executive offices are located at Monticello  Raceway,  Route
17B,  Monticello,  New York 12701. Our telephone  number is (845) 794-4100,  ext
478.

                                  THE OFFERING

     This prospectus  relates to the offer and sale, from time to time, of up to
772,993 shares of our common stock by the selling stockholders listed below. The shares of common stock being offered under this prospectus were acquired from us by the selling stockholders pursuant to private placements in which we agreed to register  the resale of such  common  stock  with the  Securities  and  Exchange
Commission.

     Our  registration  of the resale of our common  stock does not  necessarily mean that all or any portion of such common  stock will be offered for resale by the selling  stockholders.  While we will not receive any proceeds from the sale of our common stock under this  prospectus,  we have agreed to bear the expenses of registering the shares under all federal and state securities laws.

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK. THE RISK
FACTORS  LISTED BELOW ARE THOSE THAT WE CONSIDER TO BE MATERIAL TO AN INVESTMENT
IN OUR COMMON STOCK AND THOSE WHICH,  IF REALIZED,  COULD HAVE MATERIAL  ADVERSE
EFFECTS  ON OUR  BUSINESS,  FINANCIAL  CONDITION  OR RESULTS  OF  OPERATIONS  AS
SPECIFICALLY  DISCUSSED BELOW. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON
STOCK COULD DECLINE,  AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.  BEFORE
YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS,  INCLUDING
THOSE  DESCRIBED  BELOW.  YOU SHOULD  CAREFULLY  CONSIDER  THESE  RISK  FACTORS,
TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE OUR COMMON STOCK. THIS
SECTION  INCLUDES OR REFERS TO CERTAIN  FORWARD-LOOKING  STATEMENTS.  YOU SHOULD
REFER  TO  THE  EXPLANATION  OF  THE  QUALIFICATIONS  AND  LIMITATIONS  ON  SUCH
FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 12.

WE CURRENTLY FACE A LIQUIDITY SHORTFALL.

     We had no revenue in 2002,  and at August 1, 2003 our  current  liabilities exceed current assets by $1,169,967.  In addition, to begin the development of a native american casino, we will need to raise at least $150 million from outside investors.  We expect to raise these needed funds through  either debt or equity financing. Our ability to secure debt financing, however, is questionable, as we
will  likely  have  over  $5  million  in   subordinated   debt   following  the
consolidation's  closing due to a closing  condition  that certain shares of our common  stock be  redeemed,  and our assets  will  consist  almost  entirely  of
Monticello Raceway, a small harness horse racing facility located in Monticello,
New York, and various  contractual rights related to the development of a native
American Casino,  which contracts may not be directly  financeable until some of them have been  approved by the National  Indian  Gaming  Commission  and/or the
Bureau of Indian Affairs. nevertheless, should we be able obtain debt financing, such debt will likely  contain  restrictions  that limit or prohibit  our future actions, and allow the lender to accelerate the loan upon a default. our ability to secure  equity  financing  is also highly  uncertain,  given  current  market conditions and the fact that neither we nor our subsidiaries have any meaningful gaming experience  outside of operating a harness horse racetrack.  In addition, any future equity  financing will dilute the equity position of our stockholders and no  assurance  can be  given  that  equity  financing  can  be  obtained  on reasonable terms or at all.

WE HAVE  RECEIVED AN OPINION FROM OUR AUDITORS  THAT  EXPRESSES  DOUBT ABOUT OUR
ABILITY TO CONTINUE AS A GOING CONCERN.

     The opinion of Friedman Alpren & Green LLP, our  independent  auditors with respect to our financial  statements as of December 31, 2001 and 2002,  contains an explanatory  paragraph that expresses  substantial doubt as to our ability to continue as a going  concern.  This opinion  indicates  that  substantial  doubt exists  regarding  our ability to  continue  to remain in business as  currently structured.  Such an opinion  may  adversely  affect  our  ability to obtain new financing on reasonable terms or at all.

     We are not  actively  involved  in any  operating  business  and serve as a holding  company that is entirely  dependent on the  operations  of companies in which we hold  non-controlling  interests,  and their ability and willingness to make dividends or distributions to us, in order to provide us with internal cash flow.

     Under our  existing  structure  we are  entirely  reliant on  dividends  or distributions  from Catskill  Development,  L.L.C. in order to generate internal cash flow.  However,  Catskill  Development,  L.L.C. must first satisfy numerous senior  obligations  before it can make any significant  distributions to us, as discussed  below.  Unless we are able to  successfully  complete  our efforts to restructure  and  recapitalize  the Company,  our ability to satisfy our ongoing operating  expenses  will be very  difficult,  since it is unlikely that we will receive  distributions from our subsidiaries in the near future. As a result, we could be forced to liquidate  substantially  all of our assets and terminate our operations  as a  going  concern  or seek  bankruptcy  court  protection.  If we continue to have no active business activities,  it is possible that we could be considered  to be engaged  solely in the  business  of  investing  or trading in securities,  which is subject to regulation under the Investment  Company Act of
1940. In such event,  we would be required to register as an investment  company and could be expected to incur significant registration and compliance costs. It is not  our  intention  to  operate  as  such a  holding  company.  Accordingly, management has obtained no formal determination from the Securities and Exchange
Commission  as to our  status  under the  Investment  Company  Act of 1940,  and consequently,  any violation of such law could subject us to materially  adverse consequences.

CERTAIN  CREDITORS AND MEMBERS OF CATSKILL  DEVELOPMENT,  L.L.C. NEED TO BE PAID
OFF BEFORE WE CAN RECEIVE ANY SUBSTANTIAL RETURN ON OUR PRINCIPAL ASSET.

     Members of Catskill  Development,  L.L.C. have contributed funds to finance the  purchase  of  Monticello  Raceway  and its  ongoing  efforts  to  develop a resort-style  Native American casino.  These contributions and a mortgage on the property (together with cumulative interest thereon compounded at 10% per annum)
must be repaid  before  any net  earnings  from  Catskill  Development  L.L.C.'s operations  will be available for  distribution  to us. As of February 14, 2003, the aggregate  amount needed to satisfy payment of both said  contributions  and mortgage (with interest) was approximately  $44,078,000.  As a result, unless we complete our planned  consolidation with Catskill  Development,  L.L.C., we will only receive a return of the funds we contributed  (and the cumulative  interest thereon),  until  distributions  from operating  income and/or proceeds from the sale of the assets exceed the amount necessary to meet these obligations.

THE  SUCCESS  OF  OUR  EFFORTS  TO  CONSOLIDATE  OUR  OPERATIONS  WITH  CATSKILL
DEVELOPMENT,  L.L.C.  IS  SUBJECT  TO THE  SATISFACTION  OR  WAIVER  OF  CERTAIN
CONDITIONS.

     Our current  business plan calls for us to  consolidate  our interests with
Catskill Development, L.L.C. under the Securities Contribution Agreement entered into on July 3,  2003.  This  transaction,  however,  is  subject to a number of conditions to closing,  including,  without  limitation,  receiving  stockholder approval,  obtaining a tax opinion that the consolidation  will qualify as a tax free transaction  under the Internal Revenue Code,  obtaining a fairness opinion
from  an   independent   advisory   firm   attesting  to  the  fairness  of  the
consolidation's  terms from a financial point of view and the effectiveness of a
registration   statement   registering   the  stock  being  issued  to  Catskill
Development,  L.L.C.,  Americas  Tower  Partners  and  BKB,  LLC as  part of the consolidation.  If these conditions to closing are not achieved prior to January
31,  2004,  any of the  parties  is  free  to  elect  not to  proceed  with  the consolidation.  We believe that the  consolidation is necessary in order for the partners in Catskill  Development,  L.L.C.  to better  achieve  their  strategic objectives  and to provide the Company  with  longer  term  financial  stability
through  the  acquisition  of  an  operating  business.  If  consummated,   this
transaction  will eliminate the mortgage on Monticello  Raceway and the need for capital  account  requirements  to be met before we have access to the  revenues from raceway  operations.  Failure to complete the  transaction  would therefore seriously impair our ability to obtain new financing on reasonable terms and our long-term viability.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR RESULTS.

     The business  operations of Catskill  Development,  L.L.C.  are affected by economic conditions.  Since our principal investment is our interest in Catskill
Development,  L.L.C., a deepening  recession or downturn in the general economy, or in the Catskill Development, L.L.C.'s region, could result in fewer customers visiting  Monticello Raceway or wagering on its races at an off-track  location, which would consequently adversely affect our results as well.

THE  CONTINUING  DECLINE  IN THE  POPULARITY  OF  HORSE  RACING  AND  INCREASING
COMPETITION  IN  SIMULCASTING  COULD  ADVERSELY  IMPACT  CATSKILL   DEVELOPMENT,
L.L.C.'S BUSINESS.

     There has been a general  decline  in the  number of people  attending  and wagering at live horse  races at North  American  racetracks  due to a number of
factors,   including   increased   competition   from  other  forms  of  gaming,
unwillingness  of customers to travel a significant  distance to racetracks  and the increasing  availability of off-track wagering.  The declining attendance at live horse  racing  events  has  prompted  racetracks  to rely  increasingly  on
revenues  from  inter-track,   off-track  and  account  wagering  markets.   The
industry-wide  focus on inter-track,  off-track and account wagering markets has increased  competition  among  racetracks  for outlets to  simulcast  their live races.  A  continued  decrease  in  attendance  at live  events and in  on-track wagering,  as well as increased  competition in the  inter-track,  off-track and account  wagering  markets,  could lead to a decrease  in the amount  wagered at
Monticello Raceway. Catskill Development, L.L.C.'s business plan anticipates the possibility  of  Monticello  Raceway  attracting  new customers to its racetrack wagering  operations  through  potential  casino  development  or video  lottery operations  in order to  offset  the  general  decline  in  raceway  attendance.
However,  even if the numerous  arrangements,  approvals and legislative changes necessary for casino development or video lottery  operations occur,  Monticello
Raceway may not be able to maintain  profitable  operations.  Public  tastes are unpredictable and subject to change.  Any decline in interest in horse racing or any change in public tastes may adversely affect Monticello  Raceway's  revenues and,  therefore,  limit  its  ability  to make a  positive  contribution  to our results.

GAMING  ACTIVITIES  ARE  DEPENDENT ON  GOVERNMENTAL  REGULATION  AND  APPROVALS.
CHANGES IN SUCH  REGULATION OR THE FAILURE TO OBTAIN OR MAINTAIN SUCH  APPROVALS
COULD ADVERSELY AFFECT US.

     The current or future gaming operations of Catskill Development, L.L.C. are contingent upon continued  governmental approval of these operations as forms of legalized  gaming.  Their  current or future  gaming  operations  are subject to extensive  governmental  regulation  and  could  be  subjected  at any  time  to additional  or more  restrictive  regulation,  or banned  entirely.  They may be unable to obtain,  maintain or renew all governmental  licenses,  registrations, permits and approvals necessary for the operation of their pari-mutuel  wagering and other gaming facilities. Licenses to conduct live horse racing and simulcast wagering by Catskill Development, L.L.C. must be obtained annually from New York
State's regulatory authority. A significant change to current racing law, or the loss,  or  non-renewal,  of licenses,  registrations,  permits or approvals  may materially impact on our revenue share allocations, limit the number of races it can conduct or the form or types of  pari-mutuel  wagering it offers,  and could
have  a  material  adverse  effect  on  its  business.  In  addition,   Catskill
Development,  L.L.C.  currently  devotes  significant  financial and  management resources to complying  with the various  governmental  regulations to which its operations are subject.  Any  significant  increase in  governmental  regulation would increase the amount of its resources  devoted to governmental  compliance, could  substantially  restrict its business,  and could consequently  materially adversely affect our results.

THE GAMING  INDUSTRY IN THE  NORTHEASTERN  UNITED STATES IS HIGHLY  COMPETITIVE,
WITH MANY OF OUR COMPETITORS BETTER KNOWN AND MORE WELL FINANCED THAN US.

     The gaming industry in the Northeastern United Stated is highly competitive and increasingly run by  multinational  corporations  that enjoy widespread name recognition,  established brand loyalty,  decades of casino operation experience and a diverse portfolio of gaming assets.  This is particularly true in Atlantic
City. In contrast, Catskill Development,  L.L.C. has limited financial resources and is  currently  limited to the  operation  of a harness  horse  racetrack  in
Monticello,  New  York.  Moreover,  even  if  Catskill  Development,  L.L.C.  is successful in installing  video lottery  terminals at Monticello  Raceway and/or developing  a  Native  American  casino  on its  property  it would  still  face competitive disadvantages if Park Place Entertainment  Corporation,  the world's largest gaming conglomerate,  and/or Trading Cove Associates,  the developers of the hugely  successful  Mohegan Sun casino in  Connecticut,  are  successful  on building a Native American casino on neighboring properties

WE, AND  CERTAIN OF OUR  AFFILIATES,  ARE  REQUIRED  TO BE  APPROVED  BY VARIOUS
GOVERNMENTAL  AGENCIES IN ORDER TO OWN AN INTEREST,  OR  PARTICIPATE  IN, GAMING
ACTIVITIES.

     As part of gaming regulation,  we and our affiliates are generally required to be  licensed or  otherwise  approved in each  jurisdiction,  which  generally involves a determination  of suitability  with respect to us and our affiliates, and our and their officers,  directors and significant  investors.  For example, the  New  York  Racing  &  Wagering  Board  upon  a  determination  that  it  is inconsistent with the public interest, convenience or necessity or with the best interests or racing  generally that any person  continue to be a shareholder (of record or  beneficially)  in any  entity  that is  licensed  to engage in racing activities  or that owns 25% or more of such  licensed  entity,  may direct such shareholder to dispose of its interest in such entity.

SEVERAL OF OUR FORMER OFFICERS AND DIRECTORS WERE INDICTED AND OUR SUITABILITY
TO PARTICIPATE IN GAMING ACTIVITIES IS SUBJECT TO ONGOING REVIEW OF OUR MANAGERS
AND OWNERS BY GAMING REGULATORS.

     During 2002,  six former  officers or directors of the Company were charged in indictments  alleging  certain  criminal  activities.  These included:  Monty
Hundley, who resigned in March 1995, Howard Zukerman who resigned in April 1997,
Sanford  Freedman  who resigned in March 1998,  Stanley  Tollman who resigned as
Chairman,  President and Chief Operating  Officer in February 2002, James Cutler
who resigned in February  2002 and Brett  Tollman  (son of Stanley  Tollman) who
resigned  in June 2002.  None of the acts these  individuals  are  charged  with relate to their  roles or  activities  with us and we are not  charged  with any
wrongdoing.   However,   ownership  of  Bryanston  Group,  Inc.,  our  principal
shareholder  can be associated with Monty Hundley and/or Stanley Tollman through their relationships with its beneficial owners and was managed by Brett Tollman.
In December, we entered into to an agreement with Bryanston Group, Inc. and with certain of these officers and other related  parties in an effort to remove them from a position to control the Company or to  participate  in the results of any gaming activities.  Such  arrangements,  and the status of our current officers, directors and other  investors,  are subject to ongoing review and evaluation by various  governmental  agencies that regulate and license gaming activities.  In the event  that any of our  officers,  directors  or  investors  was found to be unsuitable,  current or future  licenses or other  approvals could be revoked or denied or conditioned  upon the divestiture or termination of such individual or investor's interests.

OUR BUSINESS PLAN CONTEMPLATES ENTERING INTO AN AGREEMENT WITH A NATIVE AMERICAN
TRIBE FOR THE PURPOSE OF JOINTLY DEVELOPING A CASINO IN MONTICELLO, NEW YORK.
THE ENFORCEMENT OF CONTRACTUAL RIGHTS AGAINST NATIVE AMERICAN TRIBES, HOWEVER,
IS DIFFICULT.

     Federally  recognized  Native American tribes are independent  governments, subordinate to the United States, with sovereign powers,  except as those powers may have been  limited  by treaty or the United  States  Congress.  Such  tribes maintain their own governmental systems and often their own judicial systems and have the right to tax,  and to require  licenses  and to impose  other  forms of regulation  and regulatory  fees, on persons and  businesses  operating on their lands. As sovereign  nations,  federally  recognized  Native American tribes are generally subject only to federal  regulation.  States do not have the authority to  regulate  them,  unless  such  authority  has been  specifically  granted by
Congress,  and  state  laws  generally  do not  directly  apply  to them  and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal  government  allowing for the  application  of state  law.  Any  contract  we enter  into with a  federally  recognized  Native
American  tribe or nation to jointly  develop a casino will likely  provide that the law of the State of New York will be the governing law of such contract.  We cannot  assure  you,  however,  that  these  choice  of  law  clauses  would  be enforceable,  leading to  uncertain  interpretation  of our rights and  remedies under such contracts.

     Federally  recognized Native American tribes also generally enjoy sovereign immunity from suit similar to that of the states and the United  States  federal government.  In  order  to  sue  a  Native  American  tribe  (or  an  agency  or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.

There can be no assurance that any Native  American  tribe we jointly  develop a casino  with will be  willing to waive its rights to  sovereign  immunity,  thus undermining  our  ability to enforce  our rights  under any  contract  with such tribe.  Moreover,  even  if a  Native  American  tribe  effectively  waives  its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe.  Federal courts are courts of limited jurisdiction and generally do not have  jurisdiction  to hear civil cases relating to matters concerning  Native  American  lands or the internal  affairs of Native  American governments.  Federal  courts may have  jurisdiction  if a federal  question  is raised by the  lawsuit,  but that is  unlikely  in a typical  contract  dispute.
Diversity of citizenship,  another common basis for federal court  jurisdiction, is not  generally  present in a suit against a tribe  because a Native  American tribe is not considered a citizen of any state. Accordingly,  in most commercial disputes with tribes,  the jurisdiction of the federal courts,  may be difficult or impossible to obtain.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR  SERVICES  WOULD  ADVERSELY
AFFECT OUR OPERATIONS.

     If we are unable to maintain our key personnel  and attract new  employees, the execution of our business  strategy may be hindered and our growth  limited.
We believe that our success is largely dependent on the continued  employment of our  senior  management  and  other  key  personnel.  If one or  more  of  these individuals were unable or unwilling to continue in their present positions, our business could be seriously harmed.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT ITS PRICE.

     Approximately 16,500,000 shares of our common stock will be issued pursuant to our proposed  consolidation with Catskill  Development,  L.L.C., all of which shares will be immediately  available for resale. In addition,  we are obligated to issue  300,000  shares of common stock to the Cayuga Nation of New York under the Special Letter Agreement discussed above. None of these shares is subject to any lock-up agreement or restrictions imposed by the federal securities laws. If the  holders of these  shares  were to attempt to sell a  substantial  amount of their  holdings  at once,  the market  price of our common  stock  would  likely decline.  We also have  outstanding  options to purchase an aggregate of 777,928 shares of common stock at an average  exercise price of $2.12 per share.  As the exercise  price for many of these options is well below the current market price of our common stock, these options are likely to be exercised,  causing existing
stockholders  to  experience   substantial   dilution,   and,  most  likely,   a
consequential drop in the common stock's market price.  Moreover,  the perceived risk of this  potential  dilution  could cause  stockholders  to attempt to sell their shares and investors to "short" the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices,  hoping to purchase  shares  later at a lower  price to cover  the  sale.  As each of these events  would cause the number of shares of our common  stock being  offered for sale to increase,  the common stock's market price would likely further decline.
All of these  events  could  combine  to make it very  difficult  for us to sell equity or  equity-related  securities  in the future at a time and price that we deem appropriate.

                                       10

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE,  LEADING TO THE POSSIBILITY OF
ITS  VALUE  BEING  DEPRESSED  AT A TIME  WHEN  STOCKHOLDERS  WANT TO SELL  THEIR
HOLDINGS.

     The market price of our common  stock has in the past been,  and may in the future  continue to be,  volatile.  For  instance,  between  January 1, 2001 and
September 1, 2003, the closing price of our common stock has ranged between $.95 and $25.00.  A variety of events may cause the market  price of our common stock to fluctuate significantly, including but not necessarily limited to:

     o    quarter to quarter variations in operating results;

     o    adverse news announcements; and

     o    market conditions for the gaming industry.

     In addition,  the stock market in recent years has experienced  significant price and volume  fluctuations for reasons  unrelated to operating  performance.
These market  fluctuations may adversely affect the price of our common stock at a time when an investor wants to sell its interest in us.

OUR LARGE AMOUNT OF UNISSUED PREFERRED STOCK MAY DETER POTENTIAL ACQUIRERS.

     Our Board of Directors has the  authority,  without  further  action by the stockholders,  to issue up to 3,269,304  shares of preferred stock on such terms
and  with  such  rights,  preferences  and  designations,   including,   without
limitation  restricting  dividends on our common  stock,  dilution of the common stock's voting power and impairing the liquidation  rights of the holders of our common stock, as the Board may determine  without any vote of the  stockholders.
Issuance of such preferred  stock,  depending upon the rights,  preferences  and designations thereof may have the effect of delaying,  deterring or preventing a change in  control.  In  addition,  certain  "anti-takeover"  provisions  of the
Delaware General  Corporation Law, among other things,  may restrict the ability of  stockholders  to  authorize  a  merger,  business  combination  or change of control.  Failure to consummate such a proposed merger,  business combination or change in control could result in investors missing an opportunity to sell their interests in us at a significant premium over the market price.

OUR  OFFICERS  AND  DIRECTORS  CAN CONTROL THE OUTCOME OF ALL MATTERS  REQUIRING
STOCKHOLDER APPROVAL.

     Our  executive  officers,  directors  and  entities  affiliated  with  them beneficially own, in the aggregate,  approximately 48% of our outstanding common stock. These stockholders,  when acting together, are therefore able to exercise considerable  influence  over the outcome of all matters  requiring  stockholder approval,  including the election of directors  and the approval of  significant corporate  transactions,  such as mergers or other business  combinations.  This concentration  of  ownership  may  lead to  actions  being  taken by us that are inconsistent  with the best interests of all stockholders  such as lax corporate governance by the board or resistance to acquisition offers.

OUR PROPOSED  CONSOLIDATION  WITH  CATSKILL  DEVELOPMENT,  L.L.C.  MAY LIMIT OUR
ABILITY  TO USE  OUR  CURRENT  NET  OPERATING  LOSS  CARRYFORWARDS,  POTENTIALLY
INCREASING OUR FUTURE TAX LIABILITY.

                                       11

     As of  December  31,  2002,  we had net  operating  loss  carryforwards  of approximately  $66,500,000  set to expire between 2008 and 2022. As the Internal
Revenue Code allows us to offset future income  against these net operating loss carryforwards,  should we earn a profit  in the near  future  our tax  liability would be greatly reduced, if not eliminated. The consolidation of our operations with Catskill,  however,  may trigger certain provisions of the Internal Revenue
Code  that  would  limit  the  future  utilization  of our  net  operating  loss carryforwards.  Generally speaking, if these rules are applicable,  we will only be permitted to utilize that portion of our net operating loss carryforwards per year equal to the fair market  value of our stock on the  effective  date of the proposed  consolidation  with Catskill,  multiplied by the federal long-term tax exempt  rate  on  such  date  (currently  4.65%  for the  month  of  September).
Furthermore,  even if our  proposed  consolidation  with  Catskill  Development,
L.L.C.  is never  consummated,  our  ability  to use  these net  operating  loss carryforwards  might  otherwise be  restricted  should we exercise our option to redeem Bryanston Group, Inc.'s holdings in us, as its shares currently represent approximately 45% of our voting equity.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration  statement on Form S-3 with the Securities and
Exchange  Commission for the resale of the common stock being offered under this prospectus.  This  prospectus  does not contain all the information set forth in the registration  statement.  You should refer to the registration statement and its exhibits for  additional  information.  Whenever we make  references in this prospectus  to  any  of  our  contracts,  agreements  or  other  documents,  the references  are not  necessarily  complete  and you should refer to the exhibits attached to the  registration  statement for the copies of the actual  contract, agreement or other document.

     You should rely only on the  information  and  representations  provided or incorporated by reference in this prospectus or any related supplement.  We have not  authorized  anyone  else to provide  you with  different  information.  The selling  stockholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

     The  Securities  and  Exchange  Commission  maintains  an Internet  site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we file with the Securities and Exchange  Commission at its Public  Reference Room,
450 Fifth Street, N.W.,  Washington,  D.C. 20549. Please call the Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This   prospectus  and  documents   incorporated  by  reference  into  this
prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are

                                       12

subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 5 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

     The  Securities  and  Exchange  Commission  allows  us to  "incorporate  by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information  that we file  later  with the SEC  will  automatically  update  and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under
Sections 13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as
amended prior to the termination of this offering:

(1)  Our Quarterly  Report on Form 10-QSB for the fiscal quarter ended March 31,
     2003;

(2)  Our Quarterly  Report on Form 10-QSB for the fiscal  quarter ended June 30,
     2003;

(3)  Our Annual  Report on Form  10-KSB for the fiscal year ended  December  31,
     2002;

(4)  Our Current Report on Form 8-K dated July 30, 2003;

(5)  Our Current Report on Form 8-K dated July 10, 2003;

(6)  Our Current Report on Form 8-K dated June 24, 2003;

(7)  Our Current Report on Form 8-K dated May 16, 2003;

(8)  Our Current Report on Form 8-K dated April 21, 2003;

(9)  Our Current Report on Form 8-K dated April 14, 2003;

(10) Our Current Report on Form 8-K dated April 11, 2003;

(11) Our Current Report on Form 8-K dated April 7, 2003;

(12) Our Current Report on Form 8-K dated March 24, 2003;

                                       13

(13) Our Current Report on Form 8-K dated March 18, 2003;

(14) Our Current Report on Form 8-K/A dated February 21, 2003;

(15) Our Current Report on Form 8-K dated February 21, 2003;

(16) Our Current Report on Form 8-K dated February 13, 2003;

(17) Our Current Report on Form 8-K/A dated February 10, 2003;

(18) Our Current Report on Form 8-K dated February 4, 2003;

(19) Our Current Report on Form 8-K dated January 17, 2003;

(20) Our Current Report on Form 8-K/A dated January 16, 2003; and

(21) The description of our common stock contained in our Registration Statement on Form 8-A12B,  as filed with the  Securities  and Exchange  Commission on
     June 20, 2001.

     You may request a copy of these  filings  (excluding  the  exhibits to such filings  which  we have  not  specifically  incorporated  by  reference  in such filings) at no cost, by writing or telephoning us at:

                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                             Attention: Comptroller
                                 (847) 418-3804

                                 USE OF PROCEEDS

     The selling stockholders will receive all the proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

     The   following   table  sets  forth  the  name  of  each  of  the  selling
stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common  stock owned by each of the selling  stockholders after the  offering  is  completed.  Except for the  Cayuga  Nation of New York,
Societe  Generale,  ReedSmith LLP (formerly Parker Duryee Rosoff & Haft,  P.C.), and certain  current  and/or former  member of ReedSmith  LLP  (formerly  Parker
Duryee Rosoff & Haft, P.C.) listed below,  none of the selling  stockholders has been an officer,  director or had any material  relationship  with us within the past three years.

     On April 3, 2003,  we, the Cayuga Nation of New York,  the Cayuga  Catskill
Gaming Authority,  Catskill Development,  L.L.C., Monticello Raceway Development
Company,  LLC and  Monticello  Casino  Management,  LLC, the latter of which are jointly owned by us and Catskill Development,  L.L.C.,  entered into a series of

                                       14

agreements  that  provide for the joint  development  of a  resort-style  Native
American   hotel/casino  in  Monticello,   New  York.  Please  see  the  "Recent
Developments"  subsection of the section  entitled "The Company" on page 1 for a more detailed  discussion of this transaction and the extent of our pre-existing relationship with the Cayuga Nation of New York.

     Societe  Generale  has been one of our primary  lenders over the past three years.

     From 1997 through  2002,  ReedSmith  LLP  (formerly  Parker Duryee Rosoff &
Haft,  P.C.)  served as our primary  outside  legal  counsel.  Each of Robert J.
Miller,  William  Griffith,  William  Bagliebter,  Sidney Rosoff,  Arthur Brown,
Michael DiGiovanna,  Aaron Shmulewitz,  Herbert F. Kozlov and Marc Powers is, or
was at one time during the past three years, a member of ReedSmith LLP (formerly
Parker Duryee Rosoff & Haft, P.C.).

-----------------------------------------------------------------------------------------------------------
                                           Number of                                  Number of Common
                                            Common                                   Shares/Percentage of
                                         Shares Owned             Number of          Class to Be Owned
                                         Prior to the          Common Shares to      After Completion of
Name                                      Offering                 be Offered            the Offering
----                                      --------                 ----------            ------------
-----------------------------------------------------------------------------------------------------------
Cayuga Nation of New York                  100,000                  100,000                  --
-----------------------------------------------------------------------------------------------------------
Hyenat LLC                                  45,000                   45,000                  --
-----------------------------------------------------------------------------------------------------------
Stanley Silverstein                         40,000                   40,000                  --
-----------------------------------------------------------------------------------------------------------
Flori Silverstein                            2,500                    2,500                  --
-----------------------------------------------------------------------------------------------------------
Nina Miner                                   3,500                    2,500                 1,000 (1)
-----------------------------------------------------------------------------------------------------------
Renee Dabah                                  2,500                    2,500                  --
-----------------------------------------------------------------------------------------------------------
Ami Reines                                   2,700                    2,500                   200 (2)
-----------------------------------------------------------------------------------------------------------
Thomas Horvath                              20,000                   20,000                  --
-----------------------------------------------------------------------------------------------------------
Societe Generale                            33,611                   33,611                  --
-----------------------------------------------------------------------------------------------------------
Donald G. Glascoff, Jr                       6,250                    6,250                  --
-----------------------------------------------------------------------------------------------------------
Linda Gutman                                 6,250                    6,250                  --
-----------------------------------------------------------------------------------------------------------
Momar Corporation                           50,000                   50,000                  --
-----------------------------------------------------------------------------------------------------------
Champion Communications, Ltd.               12,500                   12,500                  --
-----------------------------------------------------------------------------------------------------------
Catskill Holding Group, LLC                300,000                  300,000                  --
-----------------------------------------------------------------------------------------------------------
Robert Carleton                             15,625                   15,625                  --
-----------------------------------------------------------------------------------------------------------
Charles M. Banacos                          11,793                   11,793                  --
-----------------------------------------------------------------------------------------------------------
Joseph E. Harris                             5,000                    5,000                  --
-----------------------------------------------------------------------------------------------------------
Burton Eisenberg                             1,000                    1,000                  --
-----------------------------------------------------------------------------------------------------------
Shaul Golan                                 17,000                   17,000                  --
-----------------------------------------------------------------------------------------------------------
Robert and Karen Spitalnick                  6,452                    6,452                  --
-----------------------------------------------------------------------------------------------------------
Harvey Brenner                               3,226                    3,226                  --
-----------------------------------------------------------------------------------------------------------
Elliot Steigman                              3,000                    3,000                  --
-----------------------------------------------------------------------------------------------------------
Robert J. Miller                             3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
William Griffith                             3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
William Bagliebter                           3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
Sidney Rosoff                                3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
Arthur Brown                                 3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
Michael DiGiovanna                           3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------

                                       15

-----------------------------------------------------------------------------------------------------------
                                           Number of                                  Number of Common
                                            Common                                   Shares/Percentage of
                                         Shares Owned             Number of          Class to Be Owned
                                         Prior to the          Common Shares to      After Completion of
Name                                      Offering                 be Offered            the Offering
----                                      --------                 ----------            ------------
-----------------------------------------------------------------------------------------------------------
Aaron Shmulewitz                             3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
Herbert F. Kozlov                            2,728                    2,728                  --
-----------------------------------------------------------------------------------------------------------
Marc Powers                                  3,666                    3,666                  --
-----------------------------------------------------------------------------------------------------------
ReedSmith LLP                               27,778                   27,778                  --
-----------------------------------------------------------------------------------------------------------
Hospitality Innvestors, LLC                 11,452                   11,452                  --
-----------------------------------------------------------------------------------------------------------
Ezra Dabah                                  25,000                   25,000                  --
-----------------------------------------------------------------------------------------------------------
The Edelweiss Condominium Tenancy in Common  5,000                    5,000                  --
-----------------------------------------------------------------------------------------------------------
Andrew J. Groveman                           5,000                    5,000                  --
-----------------------------------------------------------------------------------------------------------
Andrew J. Green                              5,000                    5,000                  --
-----------------------------------------------------------------------------------------------------------

(1)  Includes 1,000 shares held by George Miner, Nina Miner's husband.

(2)  Includes 200 shares held by Ami Reines as adult custodian for her children.

     Our  registration  of the  shares  included  in this  prospectus  does  not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                              PLAN OF DISTRIBUTION

     We are  registering  the shares on behalf of the selling  stockholders,  as
well  as  on   behalf  of  their   donees,   pledgees,   transferees   or  other
successors-in-interest,  if any, who may sell shares received as gifts, pledges, distributions or other non-sale related  transfers.  Neither we, nor the selling stockholders,  have employed an underwriter  for the sale of common stock by the selling  stockholders.  The selling  stockholders have advised us that they have not  entered  into  any  agreements,  understandings  or  arrangements  with any underwriters or broker-dealers  regarding the sale of their  securities,  not is there  an  underwriter  or  coordinating  broker  acing in  connection  with the proposed  sale of the  shares  by the  selling  stockholders.  We will  bear all expenses in connection with the preparation of this prospectus and  registration of the shares.  The selling  stockholders  will bear brokerage  commissions  and similar selling expenses associated with the sale of their common stock.

     The selling  stockholders  may offer their shares of common stock from time to time directly or through pledgees, donees, transferees or other successors in interest in one or more of the following  transactions  (which may include block transactions):

     o    On the Nasdaq  Small Cap  Market or any stock  exchange  or  automated quotation  system on which the shares of common stock may be listed at the time of sale

     o    In negotiated transactions

                                       16

     o    In the over-the-counter market

     o    Put or call option transactions relating to the shares

     o    Short sales relating to the shares

     o    In a combination of any of the above transactions

     The selling  stockholders  may offer their shares of common stock at any of the following  prices,  which may reflect  discounts from the prevailing  market prices at the time of sale:

     o    Fixed prices that may be changed

     o    Market prices prevailing at the time of sale

     o    Prices related to such prevailing market prices

     o    At negotiated prices

     o    Varying prices determined at the time of sale

     The selling  stockholders  may effect such  transactions  by selling shares directly to purchasers or to or through broker-dealers,  which may act as agents or  principals.  Such  broker-dealers  may receive  compensation  in the form of discounts,  concessions, or commissions from the selling stockholders and/or the purchasers  of shares of common  stock for whom such  broker-dealers  may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

     Any broker-dealer  acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices  then  prevailing  on the  Nasdaq  Small Cap Market or at prices related to such prevailing  market prices or at negotiated  prices to its customers or a combination  of such methods.  The selling  stockholders  and any broker-dealers  that  act in  connection  with  the  sale  of the  common  stock hereunder  might be deemed to be  "underwriters"  within the  meaning of Section
2(11) of the Securities  Act of 1933, as amended;  any  commissions  received by such  broker-dealers  and any  profit on the  resale  of shares  sold by them as principals  might be deemed to be underwriting  discounts and commissions  under the Securities Act of 1933, as amended.  We have agreed to indemnify  certain of the selling  stockholder  against  certain  liabilities,  including  liabilities arising under the Securities Act of 1933, as amended.  The selling  stockholders may agree to indemnify any agent,  dealer or broker-dealer  that participates in
transactions   involving  sales  of  the  shares  against  certain  liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Because selling stockholders may be deemed to be "underwriters"  within the meaning of Section 2(11) of the Securities Act of 1933, as amended,  the selling stockholders  will be subject to the prospectus  delivery  requirements  of such
Act.  We have  informed  the  selling  stockholders  that the  anti-manipulative provisions of Regulation M promulgated  under the Securities and Exchange Act of
1934 may apply to their sales in the market.

                                       17

     The selling  stockholders also may resell all or a portion of the shares in open market  transactions  in reliance upon Rule 144 under the Securities Act of
1933,  as  amended,   provided  they  meet  the  criteria  and  conform  to  the requirements of such Rule.

     If we are notified by a selling  stockholder that any material  arrangement has been entered into with a broker-dealer  for the sale of the shares through a block trade, special offering,  exchange distribution or secondary  distribution or a purchase by a broker or dealer, we will, if required,  file a supplement to this prospectus or a post-effective  amendment to the registration  statement of which this  prospectus is a part under the  Securities  Act of 1933, as amended, disclosing:

     o    the name of each such  selling  stockholder  and of the  participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o    the  commissions  paid or  discounts  or  concessions  allowed to such broker-dealer(s), where applicable;

     o    that such broker-dealer(s) did not conduct any investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

     In  addition,  if we are  notified by a selling  stockholder  that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

     There can be no assurance  that the selling  stockholders  will sell any or all of the shares offered by them under this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered  hereby have been passed upon by Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,  New
York, New York 10022.

                                     EXPERTS

     The consolidated  financial statements of Empire Resorts, Inc. incorporated in this  prospectus  by  reference  to our Annual  Report on Form 10-KSB for the fiscal year ended December 31, 2002 have been so incorporated in reliance on the report of Friedman  Alpren & Green LLP,  independent  accountants,  given on the authority of said firm as experts in auditing and accounting.

     The consolidated  financial statements of Catskill Development,  L.L.C. and its  subsidiaries  as of  December  31,  2001 and 2002 and for the  years  ended
December  31, 2001 and 2002  included in this  prospectus,  have been audited by
Bachrach, Waschitz & Waschitz, LLP, independent public accountants,  and are included

                                       18

herein in reliance  upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.

     The financial  statements of Monticello Raceway Development Company, LLC as of  December  31, 2001 and 2002 and for the years  ended  December  31, 2001 and
2002 included in this prospectus, have been audited by Bachrach, Waschitz &
Waschitz,  LLP,  independent  public  accountants,  and are  included  herein in reliance  upon the reports of said firm and upon the  authority  of said firm as experts in accounting and auditing.

                                       19

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

     The following  table sets forth the various  expenses which will be paid by us in connection with the securities being registered. With the exception of the
Securities  and Exchange  Commission  registration  fee,  all amounts  shown are estimates.

SEC registration fee..............................................    $   807.82
Legal fees and expenses (including Blue Sky fees).................    $ 5,000.00
Accounting Fees and Expenses......................................    $ 5,000.00
Miscellaneous   ..................................................    $ 4,192.18
            Total   ..............................................    $15,000.00

ITEM 15.    Indemnification of Directors and Officers.
-------     -----------------------------------------

     As permitted by the  Delaware  General  Corporation  Law  ("DGCL"),  Empire
Resorts,  Inc.'s Certificate of Incorporation,  as amended,  limits the personal liability of a director or officer to Empire Resorts,  Inc. for monetary damages for breach of fiduciary duty of care as a director.  Liability is not eliminated for (i) any breach of the director's duty of loyalty to Empire Resorts,  Inc. or its  stockholders,  (ii) acts or  omissions  not in good faith or which  involve intentional  misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any  transaction  from which the director  derived an improper  personal benefit.

     Empire  Resorts,  Inc.'s by-laws  provide that Empire  Resorts,  Inc. shall indemnify  any person who was or is a party or is  threatened to be made a party to any threatened,  pending or completed action, suit or proceeding by reason of the fact that he is or was a director,  officer,  employee or an agent of Empire
Resorts,  Inc. or is or was serving at the request of Empire Resorts,  Inc. as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise,  against all expenses (including attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by him in  connection  with the defense or  settlement  of such action, suit or  proceeding,  to the  fullest  extent and in the manner set forth in and permitted by the DGCL, as from time to time in effect,  and any other applicable law,  as from time to time in effect.  Such right of  indemnification  is not be deemed exclusive of any other rights to which such director,  officer,  employee
or  agent  and  shall  inure  to  the  benefit  of  the  heirs,   executors  and
administrators of each such person.

     Empire Resorts, Inc. has also obtained a directors' and officers' insurance and company reimbursement policy in the amount of $5,000,000. The policy insures directors and officers against  unindemnified loss arising from certain wrongful acts in their capacities and would reimburse Empire Resorts, Inc. for any losses incurred due to Empire Resorts,  Inc.'s lawful  indemnification of its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933,  as  amended,  may be  permitted  to  directors,  officers,  or persons controlling us pursuant to the foregoing  provisions,  Empire Resorts,  Inc. has

                                      II-1

been informed that in the opinion of the Securities and Exchange Commission such indemnification  is against  public policy as expressed in the Securities Act of
1933, as amended, and is therefore unenforceable.

ITEM 16.    Exhibits.
-------     --------

Exhibit No.

     4.1  Specimen Certificate of the Registrant's Common Stock (incorporated by reference  to the  Registrant's  registration  statement  on Form SB-2 dated November 5, 1993)

     5.1  Legality Opinion*

     23.1 Consent of Friedman Alpren & Green LLP, independent public accountants

     23.2 Consent of  Bachrach,  Waschitz & Waschitz,  LLP,  independent  public accountants

     23.3 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP*

     24.1 Power of Attorney, included on the signature page to this Registration
          Statement

-------
*to be filed by amendment

ITEM 17.    Undertakings.
-------     ------------

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus  required by Section 10(a)(3) of the
Securities Act of 1933;

              (ii) To  reflect  in the  prospectus  any facts or  events  which, individually or together,  represent a fundamental  change in the information in the  registration  statement.  Notwithstanding  the foregoing,,  any increase or decrease  in  volume  of  securities  offered  (if the  total  dollar  value  of securities offered would not exceed that which was registered) and any deviation from  the  low or  high  end of the  estimated  maximum  offering  range  may be reflected in the form of prospectus  filed with the Commission  pursuant to Rule
424(b) if, in the aggregate,  the changes in volume and price  represent no more than a 20%  change  in the  maximum  aggregate  offering  price set forth in the
"Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously  disclosed in the  registration  statement or any material change to such information in the registration statement;

                                      II-2

                                       4

         (2) That, for the purpose of determining liability under the Securities
Act, treat each post-effective  amendment as a new registration statement of the securities  offered,  and the offering of the  securities at that time to be the initial bona fide offering.

         (3) File a post-effective  amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing  provisions,  or otherwise,  the small business  issuer has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                      II-3

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-3 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the  City of  Monticello,  State  of New  York on the 2nd day of
September, 2003.

                                  Empire Resorts, Inc.
                                  (Registrant)

                                  By: /s/Robert A. Berman
                                     ------------------------------------------
                                      Robert A. Berman
                                      Chief Executive Officer

                                POWER OF ATTORNEY

     Know all men by these presents,  that each person whose  signature  appears below hereby  constitutes  and appoints  Robert A. Berman and Scott A. Kaniewski his true and lawful  attorney-in-fact and agent, with full power of substitution and  resubstitution  for him and in his name,  place and  stead,  in any and all capacities,  to sign  any and all  amendments  to this  Form S-3 and to file the same, with exhibits thereto, and other documents in connection  therewith,  with the Securities and Exchange Commission,  granting unto said attorney-in-fact and agent full power and  authority  to do and perform  each and every act and thing requisite  and  necessary to be done, as fully to all intents and purposes as he might or could do in  person,  hereby  ratifying  and  confirming  all that said attorney-in-fact  and  agent or either of them,  or their or his  substitute  or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the  requirements of the Securities  Exchange Act of 1934, this report has been signed below by the  following  persons on behalf of the Company and in the capacities and on the date indicated.

Signature                                              Title                          Date
---------                                              -----                          ----

                                                       Chairman of the Board of
/s/ David Matheson                                     Directors                      September 3, 2003
--------------------------------------------------
David Matheson

                                                       Chief Executive Officer and
/s/ Robert A. Berman                                   Director (Principal Executive
--------------------------------------------------     Officer)                       September 3, 2003
Robert A. Berman

                                      II-4

Signature                                              Title                          Date
---------                                              -----                          ----

                                                       Chief Financial Officer
/s/ Scott A. Kaniewski                                 (Principal Accounting and
--------------------------------------------------     Financial Officer)             September 3, 2003
Scott A. Kaniewski

/s/ Morad Tahbaz                                       President and Director         September 3, 2003
--------------------------------------------------
Morad Tahbaz

/s/ Paul deBary                                        Director                       September 3, 2003
--------------------------------------------------
Paul deBary

/s/ John Sharpe                                        Director                       September 3, 2003
--------------------------------------------------
John Sharpe

/s/ David P. Hanlon                                    Director                       September 3, 2003
--------------------------------------------------
David P. Hanlon

/s/ Arthur I. Sonnenblick                              Director                       September 3, 2003
--------------------------------------------------
Arthur I. Sonnenblick

/s/ Joseph E. Bernstein                                Director                       September 3, 2003
--------------------------------------------------
Joseph E. Bernstein

/s/ Ralph J. Bernstein                                 Director                       September 3, 2003
--------------------------------------------------
Ralph J. Bernstein

/s/ Jay A. Holt                                        Director                       September 3, 2003
--------------------------------------------------
Jay A. Holt

                                      II-5

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CATSKILL DEVELOPMENT, LLC

  INDEX TO FINANCIAL STATEMENTS OF MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

 INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF EMPIRE RESORTS AND SUBSIDIARIES

                                      F-1

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Catskill Development, LLC

We have  audited  the  accompanying  consolidated  balance  sheets  of  Catskill
Development,  LLC as of December 31, 2002 and 2001, and the related consolidated income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in
all  material  respects,   the  consolidated   financial  position  of  Catskill
Development,  LLC at December 31, 2002 and 2001, and the consolidated results of its  operations  and its cash flows for the years  ended  December  31, 2002 and
2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

June 25, 2003

                                      F-2

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                                 December 31, 2002         December 31, 2001
                                                                 -----------------         -----------------
ASSETS

Current Assets:
   Cash & Cash Equivalents                                        $   643,864                   1,358,469
   Restricted Cash                                                     42,376                      78,070
   Other Current Assets                                             1,368,792                     806,306
                                                                  -----------                 -----------
     Total Current Assets                                           2,055,032                   2,242,845
                                                                  -----------                 -----------
Net Property and Equipment                                          5,856,246                   6,443,420

                                                                  -----------                 -----------
Real Estate Development                                             6,068,469                   5,740,599
                                                                  -----------                 -----------

Total Assets                                                      $13,979,747                  14,426,864
                                                                  ===========                 ===========

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                          $ 2,585,909                   1,720,227
                                                                  -----------                 -----------

     Total Current Liabilities                                      2,585,909                   1,720,227

                                                                  -----------                 -----------
Long-Term Debt:
   Notes Payable                                                    6,821,375                   6,201,250
                                                                  -----------                 -----------
     Total Long-Term Debt                                           6,821,375                   6,201,250
                                                                  -----------                 -----------

Members' Equity                                                     4,572,463                   6,505,387
                                                                  -----------                 -----------

Total Liabilities and Members' Equity                             $13,979,747                  14,426,864
                                                                  ===========                 ===========

                       Bachrach, Waschitz & Waschitz, LLP
                 See Notes To Consolidated Financial Statements

                                      F-3

                            Catskill Development, LLC
                         Consolidated Income Statements
                 For the Years Ended December 31, 2002 and 2001

                                                 December 31, 2002     December 31, 2001
                                                 -----------------     ------------------

Revenues                                           $ 11,366,441             10,533,803
                                                   ------------           ------------

Costs and Expenses
   Purses, Awards and Other                           3,932,168              3,700,717
   General and Administrative                         7,990,892              7,596,578
   Depreciation                                         755,601                743,716
   Interest                                             620,704                564,024
                                                   ------------           ------------

   Total Costs and Expenses                          13,299,365             12,605,035
                                                   ------------           ------------

        Net (Loss)                                 $ (1,932,924)            (2,071,232)
                                                   ============           ============

                       Bachrach, Waschitz & Waschitz, LLP
                 See Notes To Consolidated Financial Statements

                                      F-4

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001

                                                                     December 31, 2002         December 31, 2001
                                                                     -----------------         -----------------

Operating Activities:
   Net Loss                                                           $(1,932,924)                (2,071,232)
     Adjustments to reconcile net loss to net cash
     Provided(Used) by operating activities:
       Depreciation                                                       755,601                    743,716
       Loss on Asset Disposal                                               2,819                       --
       Accrued Interest Not Paid                                          620,125                    563,750

   (Increase) Decrease in:
     Restricted Cash                                                       35,694                    213,052
     Other Current Assets                                                (562,486)                  (126,507)

   Increase (Decrease) in:
     Accounts Payable and Accrued Expenses                                865,682                    144,125
                                                                      -----------                -----------

          Net Cash Used by Operating Activities                          (215,489)                  (533,096)
                                                                      -----------                -----------

Investing Activities:
   Purchase of Property, Plant and Equipment                             (171,246)                  (143,521)
   Real Estate Development                                               (327,870)                  (111,465)
                                                                      -----------                -----------

          Net Cash Used in Investing Activities                          (499,116)                  (254,986)
                                                                      -----------                -----------

Financing Activities:
   Member Contributions                                                      --                    1,024,800
                                                                      -----------                -----------

         Net Cash Provided by Financing Activities                           --                    1,024,800
                                                                      -----------                -----------

Net Increase (Decrease) in Cash                                          (714,605)                   236,718
Cash at Beginning of Year                                               1,358,469                  1,121,751
                                                                      -----------                -----------

Cash at End of Year                                                   $   643,864                  1,358,469
                                                                      ===========                ===========

Supplemental Disclosures:
  Interest Paid                                                       $       579                        274

                       Bachrach, Waschitz & Waschitz, LLP
                 See Notes To Consolidated Financial Statements

                                      F-5

                           Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001

                                              Preferred                   Other                                Total
                                               Capital                   Capital        Accumulated            Members
                                            Contributions             Contributions      Deficit               Equity
                                            ------------          ------------         ------------          ------------

Balance December 31, 2000                   $ 15,703,893                   400           (8,152,474)            7,551,819

Capital Contributions                          1,024,800                  --                   --               1,024,800

Net (Loss)                                          --                    --             (2,071,232)           (2,071,232)
                                            ------------          ------------         ------------          ------------

Balance December 31, 2001                     16,728,693                   400          (10,223,706)            6,505,387

Capital Adjustment                                (3,900)                3,900                 --

Net (Loss)                                          --                    --             (1,932,924)           (1,932,924)
                                            ------------          ------------         ------------          ------------

Balance December 31, 2002                   $ 16,724,793                   400          (12,152,730)            4,572,463
                                            ============          ============         ============          ============

                       Bachrach, Waschitz & Waschitz, LLP
                 See Notes To Consolidated Financial Statements

                                      F-6

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's
     financial   statements.    The   financial   statements   and   notes   are
     representations  of the Company's  management who is responsible  for their integrity and objectivity.  These accounting  policies conform to generally accepted  accounting  principles and have been consistently  applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned
     subsidiary  and  was  formed  to  hold  the  pari-mutuel  license.   Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 6).

     B.   Principles of Consolidation
          ---------------------------

     The accompanying  consolidated financial statements include the accounts of
     the  Company  and  its  wholly   owned   subsidiary,   Monticello   Raceway
     Managements,  Inc, Mohawk Management, LLC and Monticello Casino Management,
     LLC.  All  significant  intercompany  balances and  transactions  have been eliminated in consolidation.

                                      F-7

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.   Concentrations of Credit Risk
          -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.   Cash and Cash Equivalents
          -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

    F.    Restricted Cash
          ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.   Property and Equipment
          ----------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for

                                      F-8

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     equipment and 7 years for furniture and fixtures.

     H.   Real Estate Development
          -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.   Impairment of Assets
          --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

     J.   Inventory
          ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.   Revenue Recognition
          -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.   Advertising
          -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.   Income Taxes
          ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

                                      F-9

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

2.   FIXED ASSETS
     ------------

                                               December 31, 2002              December 31, 2001
                                               -----------------              -----------------
Land                                                 $   770,000                       770,000
Buildings & Improvements                               8,517,724                     8,414,664
Furniture, Fixtures & Equipment                        1,253,302                     1,195,613
                                                     -----------                   -----------
Subtotal                                              10,541,026                    10,380,277
Less: Accumulated Depreciation                         4,684,780                     3,936,857
                                                     -----------                   -----------
Net Property and Equipment                           $ 5,856,246                     6,443,420
                                                     ===========                   ===========

     Depreciation  expense was $755,601 for the year ended December 31, 2002 and
     $743,716 for the year ended December 31, 2001. The above land and buildings are security for the mortgage described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the years ended  December  31, 2002 and 2001,  the
     Company had capitalized $327,870 and $111,645, respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per anum) and the mortgage  described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for  distribution to the Company's other members.  As of December
     31,  2002 the  aggregate  amount  needed to  satisfy  the  payment  of said contributions  (with priority returns) to certain members of the Company is
     $29,991,362.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at December 31, 2002,  and
     December 31, 2001 was  $6,821,375  and  $6,201,250  respectively  including accrued  interest at 10% per annum.  All payments  accrue and the principal and  accrued  interest  totaling  $8,052,550  is due  September  15,  2004.
     Currently,  any cash  flow from the  operations  of the  Raceway  are being retained by the Company for working capital purposes and to fund litigation and  development  expenses  in  conjunction  with  other  potential  gaming operations at the track.  As a result,  the Company is not expected to make

                                      F-10

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     any  distributions  with respect to certain other members'  interests until the Company has achieved  additional  net revenues  sufficient to discharge the payment of the Senior Obligation,  accrued interest,  preferred capital balance and priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations  are owned as follows:  (after the  transaction  of February 12,
     2002 noted below and the transaction of December 10, 2002 described in Note
     6 - Commitments and Contingencies)

                                                 Casino         Real Estate         Racing
                                              ------------   ----------------    ------------
                    Voting Members:
                    Alpha Monticello, Inc.       48.310           25.000            36.870
                    Americas Tower Partners      20.000           25.000            25.000
                    Monticello Realty, LLC       20.000           22.500            22.500
                    Watertone Holdings, LP        9.190           25.000            13.130

                    Non-Voting Members:
                    Cliff Ehrlich                 1.375            1.375             1.375
                    Fox-Hollow Lane, LLC          1.000            1.000             1.000
                    Shamrock Strategies, Inc.     0.125            0.125             0.125

     On February 12, 2002, Alpha Monticello,  Inc. (a wholly owned subsidiary of
     Empire Resorts, Inc. ("Empire"),  a member of the Company,  entered into an agreement with Watertone  Holdings LP  ("Watertone"),  also a member of the
     Company,  providing for the  acquisition of 47.5% of  Watertone's  economic interests in the casino and racetrack  business  components of the Company.
     The transaction contemplated by this agreement closed on March 12, 2002.

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through  December  31,  2002  the  Company  has  capitalized  as development costs $868,574 of such related party transactions.

                                      F-11

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

5.   OPERATING LEASES
     ----------------

     At December 31, 2002 the Company had  commitments  under  operating  leases which end in 2006 for various  pieces of equipment  requiring  annual lease payments for the twelve months ending December 31 as follows:

             2003                           $151,321
             2004                            140,121
             2005                             18,451
             2006                              8,808
                                   ------------------
                  Total                     $318,701
                                   ==================

     Lease  expense was $165,721  and $153,208 for the years ended  December 31,
     2002 and 2001 respectively.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,300,0000  to be credited to the  horsemen's purse account.  The suit claims that revenues  received by the Raceway from various simulcasting sources were not properly credited to their horsemen's purse  account.  Management  has  responded  vigorously to contest the case after attempts at out-of-court  settlement  proved  fruitless.  On June 19,
     2003 the case was dismissed because of lack of subject matter jurisdiction.
     The  plaintiff  is expected to file a complaint  in the proper  court or to seek  alternative  dispute  resolution.  There are disputed  issues of fact between the  parties,  which makes an estimate of the outcome or the amount or range of loss  difficult  to gauge.  In  accordance  with  Statement  of
     Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be  ultimately  realized  has not been  reflected  in the  accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of management and related services.

                                      F-12

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated
     April 6,  2000,  addressed  to  Governor  George  Pataki,  Kevin  Governor,
     Assistant Secretary of the Department of the Interior, advised and notified the Governor of New York that the Company's  proposed  casino  project with the Mohawk Tribe had been  approved  and  specifically  requested  that the
     Governor concur.  However, on April 22, 2000, the Company became aware of a purported  letter  agreement  between  the  Mohawk  Tribe  and  Park  Place
     Entertainment  Corporation  ("PPE"),  which  agreement (with two irrelevant exceptions) purportedly gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues  covered by the  pending  appeal in the case by the  Plaintiffs.
     Accordingly,  no assurance  can be given that the motion will be granted or that,  if  granted,  it  will  provide  relief  sufficient  to  permit  the
     Plaintiffs  to  proceed  with a trial  or  provide  evidence  that  will be available for purposes of the record in the appeal.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $2,644,389  and  $2,228,077  for the years ended December 31, 2002 and 2001 respectively.

                                      F-13

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

     On December 10, 2002,  Empire reached an agreement  with  Bryanston  Group,
     Inc.  ("Bryanston")  (a former  member of the  Company)  and certain  other affiliates  regarding  certain  obligations due from and claims against the
     Company.  Included in the agreement  with  Bryanston is the  acquisition of
     Bryanston's  interest  in  Catskill   Development,   including  its  voting
     membership interest and preferred capital account in the Company. Bryanston has agreed to transfer such interests to Empire.

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation  of 1,800  VLT's to the  Raceway  and has  approved  the maximum permitted rate for  compensation of 25% of revenues  generated after payout of prizes for the Raceway. The law currently provides that the Raceway must

                                      F-14

     apply 35% in the first year,  escalating to 45% in years two and three,  of its  compensation  to  enhance  purses  at the  Raceway  and each year must dedicate 5% of its compensation to a State Breeding Development Fund.

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 16, 2002, the New York State Legislature  passed a bill that further expanded  the  October  2001 VLT  Legislation.  This bill  extends the test period under the current law from three years to a period  ending  December
     31,  2007.  Further,  the bill  authorizes  each  track  to  enter  into an agreement  with the  organization  representing  its horsemen to reduce the percentage of its vendor fees  dedicated to enhancing  purses at such track during the initial three years, to an amount not less than 25 percent. That bill was signed by the Governor on May 29, 2002. In addition, the Company's ability to proceed  with the VLT  program may be impacted by its plans with respect to casino development at the site.

8.   SUBSEQUENT EVENTS
     -----------------

     On  February  4, 2003 the  Company  entered  into a Letter  of Intent  with
     Empire,  its partner in  developing  gaming  activities  at the  Monticello
     Raceway (the "Raceway") and other related entities.  The agreement provides for Empire to acquire a 48 year ground lease on the Raceway and  contiguous properties,  together with all of the Company's  development and management rights with respect to the site and related gaming activities,  in exchange for an 80.25% position in Empire's common stock.

     The Letter of Intent provides for the Company to lease its 230-acre Raceway property  to Empire  for a period  of 48 years  for an annual  base rent of
     $1,800,000.  Lease  terms are to  contain  certain  options  for  Empire to acquire  title to portions of the  property.  Empire will have the right to purchase  a 29-acre  parcel  for the  purpose  of placing it in trust for a
     Native  American  Tribe or Nation at the purchase price of $1. The exercise
     of  such  option  will  require  obtaining   necessary  federal  and  state
     approvals.  In addition, the remaining property may be purchased within two years of the opening of a casino at the present  value of the ground  lease at the time of such exercise.

                                      F-15

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     The  agreement  is  subject  to the  execution  of  definitive  agreements,
     approvals  by  Empire's   Board  of  Directors  and  an  opinion  that  the
     transaction   will  be  tax-free   to  all  parties  and  other   technical
     requirements,  including a fairness opinion. No assurance can be given that the transactions provided for in the Letter of Intent will ultimately occur or will occur at the times and on the terms and conditions contained in the
     Letter of Intent.

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on
     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the third  quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier, none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive construction takes place.

     Pursuant to the original  legislation,  the New York State  Lottery made an allocation  of 1,800  VLT's to  Monticello  Raceway.  If market  conditions permit,  additional  machines may be added without the need for  additional legislation.

                                      F-16

To the Members of
Catskill Development, LLC.

We have  reviewed  the  accompanying  consolidated  balance  sheets of  Catskill
Development,  LLC as of June 30,  2003 and 2002,  and the  related  consolidated income  statements,  changes  in  members  equity,  and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and
Review   Services  issued  by  the  American   Institute  of  Certified   Public
Accountants. All information included in these consolidated financial statements is the representation of the management of Catskill Development, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material  modifications that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Barach, Waschitz & Waschitz, LLP

August 1, 2003

                                      F-17

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                             June 30, 2003 and 2002

                                                              June 30, 2003               June 30, 2002
                                                          ---------------------       ---------------------
ASSETS

Current Assets:
   Cash & Cash Equivalents                                     $ 1,395,998                     875,294
   Restricted Cash                                                  95,040                      56,444
   Other Current Assets                                            864,437                     773,899
                                                               -----------                 -----------

       Total Current Assets                                      2,355,475                   1,705,637
                                                               -----------                 -----------

Net Property and Equipment                                       5,575,775                   6,105,342
                                                               -----------                 -----------

Real Estate Development                                          6,789,804                   5,867,004
                                                               -----------                 -----------

       Total Assets                                            $14,721,054                  13,677,983
                                                               ===========                 ===========

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                       $ 2,947,394                   2,345,374
                                                               -----------                 -----------

       Total Current Liabilities                                 2,947,394                   2,345,374
                                                               -----------                 -----------

Long-Term Debt:
   Notes Payable                                                 7,154,125                   6,503,750
                                                               -----------                 -----------
       Total Long-Term Debt                                      7,154,125                   6,503,750
                                                               -----------                 -----------

Members' Equity                                                  4,619,535                   4,828,859
                                                               -----------                 -----------

Total Liabilities and Members' Equity                          $14,721,054                  13,677,983
                                                               ===========                 ===========

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-18

                            Catskill Development, LLC
                         Consolidated Income Statements
                 For the Six Months Ended June 30, 2003 and 2002

                                              June 30, 2003       June 30, 2002
                                              -------------       --------------

Revenues                                        $ 4,834,223           5,515,866
                                                -----------         -----------

Costs and Expenses
   Purses, Awards and Other                       1,667,061           1,940,205
   General and Administrative                     3,862,643           4,573,275
   Depreciation                                     347,850             376,022
   Interest                                         332,893             302,890
                                                -----------         -----------

     Total Costs and Expenses                     6,210,447           7,192,392
                                                -----------         -----------

       Net (Loss)                               $(1,376,224)         (1,676,526)
                                                ===========         ===========

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-19

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2003 and 2002

                                                    June 30, 2003     June 30, 2002
                                                    -------------     -------------

Operating Activities:
  Net Loss                                            $(1,376,224)    (1,676,526)
     Adjustments to reconcile net loss to net cash
     Provided(Used) by operating activities:
        Depreciation                                      347,850        376,022
        Loss on Asset Disposal                             (5,202)          --
        Accrued Interest Not Paid                         332,750        302,500

  (Increase) Decrease in:
     Restricted Cash                                      (52,664)        21,626
     Other Current Assets                                 504,355         32,406

  Increase (Decrease) in:
     Accounts Payable and Accrued Expenses                361,485        625,147
                                                      -----------    -----------

  Net Cash Provided  (Used) by Operating Activities       112,350       (318,825)
                                                      -----------    -----------

  Investing Activities:
     Purchase of Property, Plant and Equipment            (62,178)       (37,945)
     Real Estate Development                             (721,335)      (126,405)
                                                      -----------    -----------
          Net Cash Used in Investing Activities          (783,513)      (164,350)
                                                      -----------    -----------

  Financing Activities:
     Member Contributions                               1,423,297           --
                                                      -----------    -----------

          Net Cash Provided by Financing Activities     1,423,297           --
                                                      -----------    -----------

  Net Increase (Decrease) in Cash                         752,134       (483,175)
  Cash at Beginning of Period                             643,864      1,358,469
                                                      -----------    -----------

  Cash at End of Period                               $ 1,395,998        875,294
                                                      ===========    ===========

  Supplemental Disclosures:
     Interest Paid                                    $        38            180

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-20

                            Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                 For the Six Months Ended June 30, 2003 and 2002

                                     Preferred              Other                                     Total
                                      Capital              Capital           Accumulated             Members
                                   Contributions         Contributions         Deficit                Equity
                                   -----------          -----------          -----------           -----------

Balance December 31, 2002          $16,724,793                  400          (12,152,731)            4,572,462

Capital Contributions                1,423,297                 --                   --               1,423,297

Net (Loss)                                --                   --             (1,376,224)           (1,376,224)
                                   -----------          -----------          -----------           -----------

Balance June 30, 2003              $18,148,090                  400          (13,528,955)            4,619,535
                                   ===========          ===========          ===========           ===========

Balance December 31, 2001          $16,728,693                  400          (10,223,708)            6,505,385

Net (Loss)                                --                   --             (1,676,526)           (1,676,526)
                                   -----------          -----------          -----------           -----------

Balance June 30, 2002               $16,728,693                 400          (11,900,234)            4,828,859
                                   ===========          ===========          ===========           ===========

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-21

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's financial  statements.  These  accounting  policies have been  consistently applied in the preparation of the financial statements,  and all normal and
     recurring   adjustments  and  accruals  considered  necessary  for  a  fair presentation have been included. Operating results for the six month period ended June 30, 2003 are not necessarily  indicative of the results that may be expected for the year ended December 31, 2003

     A. Organization and Business Activity
        ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned subsidiary  and was  formed  to hold  the  pari-mutuel  license.  .  Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 8).

     B.  PRINCIPLES OF CONSOLIDATION
         ---------------------------

     The accompanying  consolidated financial statements include the accounts of the Company's  subsidiaries,  Monticello Raceway  Managements,  Inc, Mohawk
     Management,  LLC and Monticello  Casino  Management,  LLC. All  significant

                                      F-22

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     inter-company   balances  and   transactions   have  been   eliminated   in
     consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.  Concentrations of Credit Risk
         -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.  Cash and Cash Equivalents
         -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

     F.  Restricted Cash
         ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.  Property, and Equipment
         -----------------------

                                      F-23

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.  Real Estate Development
         -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.  Impairment of Assets
         --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

     J.  Inventory
         ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.  Revenue Recognition
         -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.  Advertising
         -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

                                      F-24

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     M.  Income Taxes
         ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

2.   FIXED ASSETS
     ------------

                                              June 30, 2003         June 30, 2002
                                              -------------         --------------
Land                                            $   770,000              770,000
Buildings & Improvements                          8,574,666            8,414,664
Furniture, Fixtures & Equipment                   1,258,538            1,233,558
                                                -----------          -----------
   Subtotal                                      10,603,204           10,418,222
Less: Accumulated Depreciation                    5,027,429            4,312,880
                                                -----------          -----------
   Net Property and Equipment                   $ 5,575,775            6,105,342
                                                ===========          ===========

     Depreciation  expense was  $347,850  and  $376,022 for the six months ended
     June 30,  2003 and 2002  respectively.  The above  land and  buildings  are security for the mortgage described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the six months  ended June 30, 2003 and 2002,  the
     Company had capitalized $721,335 and $126,405, respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per anum) and the mortgage  described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for  distribution to the Company's other members.  As of June, 30
     2003  the   aggregate   amount  needed  to  satisfy  the  payment  of  said
     contributions  (with priority returns) to certain members of the Company is
     $34,539,867.

                                      F-25

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at June 30, 2003, and 2002 was $7,154,125 and $6,503,750  respectively  including  accrued interest at
     10% per annum.  All payments accrue and the principal and accrued  interest totaling  $8,052,550 is due September  15, 2004.  Currently,  any cash flow from the  operations  of the Raceway are being  retained by the Company for working capital purposes and to fund litigation and development expenses in conjunction  with other  potential  gaming  operations  at the track.  As a result,  the Company is not expected to make any distributions with respect to  certain  other  members'  interests  until  the  Company  has  achieved additional  net revenues  sufficient to discharge the payment of the Senior
     Obligation,  accrued  interest,  preferred  capital  balance  and  priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations are owned as follows:

                                                 Casino             Real Estate          Racing
                                            -----------------   ------------------   --------------
               Voting Members:
               --------------
               Alpha Monticello, Inc.            48.310              25.000              36.870
               Americas Tower Partners           20.000              25.000              25.000
               Monticello Realty, LLC            20.000              22.500              22.500
               Watertone Holdings, LP             9.190              25.000              13.130

               Non-Voting Members:
               ------------------
               Cliff Ehrlich                      1.375               1.375               1.375
               Fox-Hollow Lane, LLC               1.000               1.000               1.000
               Shamrock Strategies, Inc.          0.125               0.125               0.125

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through June 30, 2003 the Company has capitalized as development costs $976,858 of such related party transactions.

                                      F-26

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

5.   OPERATING LEASES
     ----------------

     At June 30, 2003 the Company had commitments  under operating  leases which end in 2006 for various pieces of equipment requiring annual lease payments for the twelve months ending June 30 as follows:

             2004                           $ 150,921
             2005                              76,374
             2006                              17,616
                                   -------------------

                  Total                     $ 244,911
                                   ===================

     Lease  expense was  $77,461  and $82,860 for the six months  ended June 30,
     2003 and 2002 respectively.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,562,776  to be  credited to the  horsemen's purse account and an additional  $4,000,000 in punitive  damages . The suit claims that  revenues  received by the Raceway  from  various  simulcasting sources were not properly  credited to their  horsemen's  purse account.  A separate action seeking $50,000  questions the proper  assignment of stalls to the Horseman.  Management  has responded  vigorously to contest the case after  attempts at  out-of-court  settlement  proved  fruitless.  There are disputed issues of fact between the parties, which makes an estimate of the outcome or the amount or range of loss  difficult to gauge.  In  accordance with Statement of Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be ultimately  realized has not been reflected in the accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of management and related services.

                                      F-27

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated
     April 6,  2000,  addressed  to  Governor  George  Pataki,  Kevin  Governor,
     Assistant Secretary of the Department of the Interior, advised and notified the Governor of New York that the Company's  proposed  casino  project with the Mohawk Tribe had been  approved  and  specifically  requested  that the
     Governor concur.  However, on April 22, 2000, the Company became aware of a purported  letter  agreement  between  the  Mohawk  Tribe  and  Park  Place
     Entertainment  Corporation  ("PPE"),  which  agreement (with two irrelevant exceptions) purportedly gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues  covered by the  pending  appeal in the case by the  Plaintiffs.
     Accordingly,  no assurance  can be given that the motion will be granted or that,  if  granted,  it  will  provide  relief  sufficient  to  permit  the
     Plaintiffs  to  proceed  with a trial  or  provide  evidence  that  will be available for purposes of the record in the appeal.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $1,018,028  and  $1,945,255 for the six months ended June 30, 2003 and 2002 respectively.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any

                                      F-28

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation of 1,800 VLT's to the Raceway

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier,

                                      F-29

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive  construction takes place.  Pursuant to the original legislation,  the New York State Lottery made an allocation of  1,800  VLT's  to  Monticello  Raceway.  If  market  conditions  permit,
     additional   machines  may  be  added  without  the  need  for   additional
     legislation.

8.   CASINO DEVELOPMENT
     ------------------

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on
     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the fourth quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

9.   SUBSEQUENT EVENTS
     -----------------

     On July 3,  2003 the  Company  entered  into a  Definitive  Agreement  with
     Empire,  its partner in  developing  gaming  activities  at the  Monticello
     Raceway (the "Raceway") and other related entities.  The agreement provides for Empire to acquire a 48 year ground lease on the Raceway and  contiguous properties,  together with all of the Company's  development and management rights with respect to the site and related gaming activities,  in exchange for an 80.25% position in Empire's common stock.

                                      F-30

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     The  Definitive  Agreement  provides  for the Company to lease its 230-acre
     Raceway property to Empire for a period of 48 years for an annual base rent of  $1,800,000.  The Lease  terms are to contain  certain  options  for the
     Company to acquire title to portions of the property.  The exercise of such option will  require  obtaining  necessary  federal and state  approvals to create  a Native  American  gaming  facility  on the  property.  If such an approval  is  reached,  the  Company  will  have the  ability  to apply any proceeds that Catskill receives for the Casino project,  in relation to the land placed in trust,  and apply  those  proceeds  against  the  negotiated purchase price.

     On July  17,  2003  The New  York  State  Supreme  Court  decided  that the
     Legislature did not violate the state  constitution  when it authorized the governor to sign accords with Indian tribes  allowing them to build six new casinos.  Judge Joseph  Teresi,  an Albany  County  judge,  also ruled that racetracks  could install video lottery  terminals and the state could take part in interstate lotteries.

                                      F-31

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Monticello Raceway Development, LLC

We  have  audited  the  accompanying   balance  sheets  of  Monticello   Raceway
Development  Company,  LLC as of  December  31,  2002 and 2001,  and the related income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects,  the financial position of Monticello Raceway Development
Company,  LLC at December 31, 2002 and 2001,  and the results of its  operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP
--------------------------------------

July 18, 2003

                                      F-32

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                     December 31, 2002 and December 31, 2001

                                                       December 31, 2002    December 31, 2001
                                                       -----------------    ------------------
ASSETS

Current Assets:
   Due From Members                                    $             200                  200
                                                       -----------------    ------------------

       Total Assets                                    $             200                  200
                                                       =================    ==================

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses               $              --                    --
                                                       -----------------    ------------------

       Total Current Liabilities                                      --                    --
                                                       -----------------    ------------------

Members' Equity                                                      200                   200
                                                       -----------------    ------------------

Total Liabilities and Members' Equity                  $             200                   200
                                                       =================    ==================

                       Bachrach, Waschitz & Waschitz, LLP
                        See Notes To Financial Statements

                                      F-33

                   Monticello Raceway Development Company, LLC
                                Income Statements
                 For the Years Ended December 31, 2002 and 2001

                                       December 31, 2002                   December 31, 2001
                                ---------------------------------   --------------------------------

Revenues                        $                              -                                  -
                                ---------------------------------   --------------------------------
Costs and Expenses                                             -                                  -
                                ---------------------------------   --------------------------------
   Net Income                   $                              -                                  -
                                =================================   ================================

                       Bachrach, Waschitz & Waschitz, LLP
                        See Notes To Financial Statements

                                      F-33

                  Monticello Raceway Development Company, LLC
                           Statements of Cash Flows
                        For the Years Ended December 31, 2002 and 2001

                                                            December 31, 2002                    December 31, 2001
                                                            -----------------------------   -----------------------------

Operating Activities:
Net Income                                                  $                              -                                  -

    Net Cash (Provided) Used by Operating Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------
Investing Activities:

    Net Cash (Provided) Used in Investing Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------

Financing Activities:

    Net Cash Provided (Used) by Financing Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------

Net Increase (Decrease) in Cash                                                            -                                  -
Cash at Beginning of Year                                                                  -                                  -
                                                            ---------------------------------   --------------------------------

Cash at End of Year                                         $                              -                                  -
                                                            =================================   ================================

Supplemental Disclosures:
  Interest Paid                                             $                              -                                  -

                      Bachrach, Waschitz & Waschitz, LLP
                       See Notes To Financial Statements

                                      F-35

                   Monticello Raceway Management Company, LLC
                    Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001

                                                                  Total
                                                                 Members
                                                                 Equity
                                                         -----------------------

                  Balance December 31, 2000                               $ 200

                  Net Income                                                  -
                                                         -----------------------

                  Balance December 31, 2001                                 200

                  Net Income                                                  -
                                                         -----------------------

                  Balance December 31, 2002                               $ 200
                                                         =======================

                       Bachrach, Waschitz & Waschitz, LLP
                        See Notes To Financial Statements

                                      F-36

                   Monticello Raceway Development Company, LLC

                          Notes to Financial Statements
                           December 31, 2002 and 2001

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.  ORGANIZATION AND BUSINESS ACTIVITY
         ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-37

To the Members of
Monticello Raceway Development Company, LLC.

We  have  reviewed  the  accompanying   balance  sheets  of  Monticello  Raceway
Development  Company,  LLC as of June 30, 2003 and 2002,  and the related income statements,  changes in members  equity,  and cash flows for the six months then ended,  in accordance  with  Statements on Standards for  Accounting  and Review
Services issued by the American Institute of Certified Public  Accountants.  All
information   included  in  these  consolidated   financial  statements  is  the
representation of the management of Monticello Raceway Development Company, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material  modifications that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

August 1, 2003

                                      F-38

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                             June 30, 2003 and 2002

                                                                   June 30, 2003                   June 30, 2002
                                                           ------------------------------   -----------------------------
ASSETS

Current Assets:
   Due From Members                                        $                         200                             200
                                                           ------------------------------   -----------------------------

     Total Assets                                          $                         200                             200
                                                           ==============================   =============================

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                   $                           -                               -
                                                           ------------------------------   -----------------------------

     Total Current Liabilities                                                         -                               -
                                                           ------------------------------   -----------------------------

Members' Equity                                                                      200                             200
                                                           ------------------------------   -----------------------------

Total Liabilities and Members' Equity                      $                         200                             200
                                                           ==============================   =============================

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-39

                   Monticello Raceway Development Company, LLC
                                Income Statements
                 For the Six Months Ended June 30, 2003 and 2002

                                            June 30, 2003                       June 30, 2002
                                   ---------------------------------   --------------------------------

Revenues                           $                              -                                  -
                                   ---------------------------------   --------------------------------

Costs and Expenses                                                -                                  -
                                   ---------------------------------   --------------------------------

   Net Income                      $                              -                                  -
                                   =================================   ================================

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-40

                   Monticello Raceway Development Company, LLC
                            Statements of Cash Flows
                 For the Six Months Ended June 30, 2003 and 2002

                                                                       June 30, 2003                 June 30, 2002
                                                              ---------------------------------   ---------------------------

Operating Activities:
Net Income                                                    $                              -                                  -

      Net Cash (Provided) Used by Operating Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Investing Activities:

      Net Cash (Provided) Used in Investing Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Financing Activities:

      Net Cash Provided (Used) by Financing Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Net Increase (Decrease) in Cash                                                              -                                  -
Cash at Beginning of Year                                                                    -                                  -
                                                              ---------------------------------   --------------------------------

Cash at End of Year                                           $                              -                                  -
                                                              =================================   ================================

Supplemental Disclosures:
  Interest Paid                                               $                              -                                  -

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-41

                     Monticello Raceway Management Company, LLC
                      Statements of Changes in Member's Equity
                   For the Six Months Ended June 30, 2003 and 2002

                                                                Total
                                                               Members
                                                               Equity
                                                       -----------------------

Balance December 31, 2001                                               $ 200

Net Income                                                                  -
                                                       -----------------------
Balance June 30, 2002                                                   $ 200
                                                       =======================

Balance December 31, 2002                                               $ 200

Net Income                                                                  -
                                                       -----------------------

Balance June 30, 2003                                                   $ 200
                                                       =======================

                       Bachrach, Waschitz & Waschitz, LLP
                 See Accompanying Notes And Accountant's Report

                                      F-42

                   Monticello Raceway Development Company, LLC

                          Notes to Financial Statements
                             June 30, 2003 and 2002

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-43

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               AS OF June 30, 2003
                                   (Unaudited)
                    (In thousands, except for per share data)

                                     ASSETS

                                                            EMPIRE                      New
                                                            RESORTS                   Company

CURRENT ASSETS:
  Cash                                                             $ 94                       $ 1,396
  Receivable and other current assets                                12                           960
                                                       -----------------      ------------------------
    Total current assets                                            106                         2,356

NET PROPERTY AND EQUIPMENT

INVESTMENT AND ADVANCES IN
AFFILIATES                                                        7,517

DEVELOPMENT COSTS CAYUGA NATION                                   1,056

DEFERRED COSTS- LEASED PROPERTY
     DEVELOPMENT                                                                                6,790
                                                       -----------------      ------------------------

TOTAL ASSETS                                                    $ 8,679                       $ 9,146
                                                       =================      ========================

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                             981                       $ 2,947
  Accrued payroll and related liabilities                           360
                                                       -----------------      ------------------------
    Total current liabilities                                     1,341                         2,947

LONG TERM DEBT
  Notes payable                                                       -                         7,154

CAPITAL
  Common stock                                                       57

  Contributed capital and other                                                                12,573

  Preferred stock                                                 6,855

  Paid in capital                                               114,174

  Deficit                                                      (113,748)                      (13,528)

  Treasury stock
                                                       -----------------      ------------------------

    Total capital                                                 7,338                          (955)
                                                       -----------------      ------------------------

TOTAL LIABILITIES AND CAPITAL
                                                                $ 8,679                       $ 9,146
                                                       =================      ========================

                                                          Monticello
                                                        Raceway Development           ADJUSTMENTS        PRO FORMA

CURRENT ASSETS:
  Cash                                                                   $ -                                    $ 1,490
  Receivable and other current assets                                      -                                        972
                                                 ----------------------------     -----------------      ---------------
    Total current assets                                                   -                     -                2,462

NET PROPERTY AND EQUIPMENT                                                                                            -

INVESTMENT AND ADVANCES IN
AFFILIATES                                                                                  (7,517) (B)               -

DEVELOPMENT COSTS CAYUGA NATION                                                                                   1,056

DEFERRED COSTS- LEASED PROPERTY
     DEVELOPMENT                                                                                                  6,790
                                                 ----------------------------     -----------------      ---------------
                                                                                                                      -
TOTAL ASSETS                                                             $ -              $ (7,517)            $ 10,308
                                                 ============================     =================      ===============

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                  $ -                                      3,928
  Accrued payroll and related liabilities                                                                           360
                                                 ----------------------------     -----------------      ---------------
    Total current liabilities                                              -                     -                4,288

LONG TERM DEBT
  Notes payable                                                            -                (7,154) (C)
                                                                                             5,073  (E)
                                                                                                                  5,073

CAPITAL
  Common stock                                                                                 166  (A)             223

  Contributed capital and other                                            -
                                                                                           (12,573) (F)

  Preferred stock                                                                                                 6,855

  Paid in capital                                                                           (7,517) (B)
                                                                                          (113,748) (D)
                                                                                             7,154  (C)
                                                                                              (166) (A)
                                                                                            12,573  (F)          12,470

  Deficit                                                                  -               113,748  (D)         (13,528)

  Treasury stock                                                                            (5,073) (E)          (5,073)
                                                 ----------------------------     -----------------      ---------------

    Total capital                                                          -                (5,436)                 947
                                                 ----------------------------     -----------------      ---------------

TOTAL LIABILITIES AND CAPITAL
                                                                         $ -              $ (7,517)            $ 10,308
                                                 ============================     =================      ===============

     See accompanying notes to condensed consolidated financial statements

                                      F-44

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
              (Unaudited) (In thousands, except for per share data)

                                                                       EMPIRE       New             Monticello
                                                                       RESORTS     Company        Raceway Development  ADJUSTMENTS

REVENUES                                                               $   --      $  11,366
                                                                       --------     --------         -----------    -----------

COSTS AND EXPENSES:

  Para-mutual Wagering Purses                                                          3,932
  Rent-  Monticello Raceway Lease                                                                                         1,800 (I)
  Selling, general , administrative and other                             2,627        7,991
  Interest                                                                  459          620                               (620)(H)
                                                                                                                            355 (G)

  Depreciation                                                               77          756                               (756)(J)
  Pre-opening and developing costs                                           24
                                                                       --------     --------         -----------    -----------
    Total costs and expenses                                              3,187       13,299                --              779

  Other income (Loss):
    Impairment loss - Casino Ventures                                    (3,000)
    Gain on sale of investments and related management contract           3,277
    Gain on extinguishment of debt                                          326          326
                                                                       --------     --------         -----------    -----------
      Total other net  income                                               603         --                  --             --
                                                                       --------     --------         -----------    -----------

NET LOSS BEFORE MINORITY INTEREST                                        (2,584)      (1,933)               --             (779)
                                                                       --------     --------         -----------    -----------

MINORITY INTEREST                                                            18
                                                                       --------     --------         -----------    -----------

NET LOSS                                                               $ (2,566)    $ (1,933)        $      --      $      (779)
                                                                       ========     ========         ===========    ===========

CUMULATIVE UNDECLARED DIVIDENDS
ON PREFERRED STOCK                                                         (174)        --                  --             --
                                                                       --------     --------         -----------    -----------

LOSS APPLICABLE TO COMMON SHARES                                       $ (2,740)    $ (1,933)        $      --      $      (779)
                                                                       ========     ========         ===========    ===========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC AND DILUTED                                            4,615       16,643                --           (2,393) (A)
                                                                       ========     ========         ===========    ===========

LOSS PER COMMON SHARE, BASIC AND DILUTED                               $  (0.59)    $  (0.12)        $      --
                                                                       ========     ========         ===========

                                                                        PRO FORMA

REVENUES                                                                $ 11,366
                                                                        --------

COSTS AND EXPENSES:

  Para-mutual Wagering Purses                                              3,932
  Rent-  Monticello Raceway Lease                                          1,800
  Selling, general , administrative and other                             10,618
  Interest                                                                   814

  Depreciation                                                                77
  Pre-opening and developing costs                                            24
                                                                        --------
    Total costs and expenses                                              17,265

  Other income (Loss):
    Impairment loss - Casino Ventures                                     (3,000)
    Gain on sale of investments and related management contract            3,277
    Gain on extinguishment of debt
                                                                        --------
      Total other net  income                                                603
                                                                        --------

NET LOSS BEFORE MINORITY INTEREST                                         (5,278)
                                                                        --------

MINORITY INTEREST                                                             18
                                                                        --------

NET LOSS                                                                $ (5,278)
                                                                        ========

CUMULATIVE UNDECLARED DIVIDENDS
ON PREFERRED STOCK                                                          (174)
                                                                        --------

LOSS APPLICABLE TO COMMON SHARES                                        $ (5,452)
                                                                        ========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC AND DILUTED                                            18,865
                                                                        ========

LOSS PER COMMON SHARE, BASIC AND DILUTED                                $  (0.29)
                                                                        ========

                                      F-45

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2003
                                   (Unaudited)
                    (In thousands, except for per share data)

                                     ASSETS

                                                                       EMPIRE          New             Monticello
                                                                       RESORTS         Company    Raceway Development

REVENUES                                                              $   --           $  4,834
                                                                      --------         --------         ---------

COSTS AND EXPENSES:
  Para-mutual Wagering Purses                                                             1,667
  Selling, general , administrative  and other                           3,260            3,862
  Rent-Monticello Raceway Lease
  Interest                                                                 556              333

  Depreciation                                                            --                348
                                                                      --------         --------         ---------
    Total costs and expenses                                             3,816            6,210              --
                                                                      --------         --------         ---------

  Other income (Loss):
    Equity in loss of affiliate                                           (344)
    Gain on sale of investment and related management contract             135
    Gain on extinguishment of debt                                         389
    Recovery of insurance proceeds                                         500
                                                                                                        ---------
      Total other net income                                               680             --                --
                                                                                                        ---------

NET LOSS                                                              $ (3,136)        $ (1,376)        $    --
                                                                      ========         ========         =========

CUMULATIVE UNDECLARED DIVIDENDS
ON PREFERRED STOCK                                                        (779)            --                --
                                                                      --------         --------         ---------

NET LOSS APPLICABLE TO
COMMON SHARES                                                         $ (3,915)        $ (1,376)        $    --
                                                                      ========         ========         =========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC AND DILUTED                                           5,121           16,643              --
                                                                      ========         ========         =========

LOSS PER COMMON SHARE, BASIC AND DILUTED                              $  (0.76)        $   (0.08)       $   --
                                                                      ========         =========        ========

                                                                         ADJUSTMENTS     PRO FORMA

REVENUES                                                                 $   --           $  4,834
                                                                         --------         --------

COSTS AND EXPENSES:
  Para-mutual Wagering Purses                                                                1,667
  Selling, general , administrative  and other                                               7,122
  Rent-Monticello Raceway Lease                                            900(I)              900
  Interest                                                                 333(H)              734
                                                                           178(G)

  Depreciation                                                            (348) (J)            --
                                                                         --------         --------
    Total costs and expenses                                                  397           10,423
                                                                         --------         --------

  Other income (Loss):
    Equity in loss of affiliate                                              --                --
    Gain on sale of investment and related management contract                                 135
    Gain on extinguishment of debt                                                             389
    Recovery of insurance proceeds                                                             500
                                                                         --------         --------
      Total other net income                                                  344            1,024
                                                                         --------         --------

NET LOSS                                                                 $    (53)        $ (4,565)
                                                                         ========         ========

CUMULATIVE UNDECLARED DIVIDENDS
ON PREFERRED STOCK                                                           --               (779)
                                                                         --------         --------
NET LOSS APPLICABLE TO
COMMON SHARES                                                            $    (53)        $ (5,344)
                                                                         ========         ========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING, BASIC AND DILUTED                                           (2,393) (A)        19,371
                                                                         ========         ========

LOSS PER COMMON SHARE, BASIC AND DILUTED                                                  $  (0.28)
                                                                                          ========

                                      F-46

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (Unaudited)

The following are brief descriptions of the pro forma adjustments to the balance sheets and statements of operations of Empire Resorts,  Inc. (Empire) Monticello
Raceway Development  Company, LLC (MRD) an inactive company and New Company (New
Co) to reflect the  acquisition  of MRD and New Co. This  acquisition of MRD and
New Co was  accounted  for by using the purchase  method of  accounting  and was treated as a reverse merger. New Co includes the assets,  liabilities and equity of Monticello Casino Management, LLC (MCM), Monticello Raceway Management,  Inc.
(MRM),  Mohawk  Management,  LLC (MM) and certain assigned assets (not including
land,  buildings   improvements  and  equipment)  and  liabilities  of  Catskill
Development LLC (CDL), a related  affiliate which were  transferred into New Co.
After  the  distribution  of  Empire's  stock  to the  members  of MRD,  and the distribution to CDL for its interest in New Co, these beneficial  owners and CDL will hold  approximately 80% of the outstanding common stock of Empire. CDL then intends to distribute its shares in Empire to its members.

The pro forma  financial  statements that represent the  consolidated  financial position of MRD, New Co and Empire are based on estimates and  historical  cost.
These estimates could and most likely will vary,  possibly  substantially,  from the actual results that will be reported in a future  reporting period after the date of the closing.  Prior to this closing,  the  possibility of new approvals, regulations,  ratification  of  contracts  and  certified  appraisals  could  be available to disclose in public filings, which could impact on a readers ability to evaluate the  transaction,  possibly  differently  than the  information  the pro-forma's portray.

The condensed  consolidated pro-forma balance sheet is based upon the historical balance  sheets of Empire,  MRD and New Co as of June 30,  2003 and  assumes the acquisition took place on that date. The condensed  statements of operations for the year ended  December 31, 2002 and the for the six months ended June 30, 2003 are based upon the  historical  statements  of Empire,  MRD and New Co for those periods.  The pro-forma  statements of operations  have been adjusted to reflect the assumption that the acquisition took place on January 1, 2002.

The unaudited pro forma  financial  statements  should be read together with the financial  statements and notes of Empire,  which are  incorporated by reference from Empire's  Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly  Reports on Form 10-Q SB for the quarters ended March 31, and June
30,2003.  and the consolidated  financial statements of Catskill Development LLC for the year ended December 31, 2002 and the six months ended June 30, 2003.

                                      F-47

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (Unaudited)

THE PRO FORMA  ADJUSTMENTS  TO THE CONDENSED  CONSOLIDATED  BALANCE SHEET ARE AS
FOLLOWS:

     (A)  Issuance of approximately  16,643 of Empire common stock in connection with Empire,  MRD and New Co transaction.  The table below  summarizes the common stock  activity  related to the  provisions of the proposed
          Empire, MRD and New Co merger. The outstanding balance of common stock and options  outstanding as of July 2003 was used for the presentation of these pro forma  financial  statements.  At the  merger  date,  the shares issued will reflect the actual amount of shares  outstanding at that date.

      Number of Outstanding Shares outstanding
      Prior to Acquisition (Approximated).......................................       5,711
      Common shares to be retired (E)...........................................      (2,393)
      Options outstanding(Approximated).........................................         778
      Shares issued in Acquisition of Catskill(Approximated)....................      16,643
      Total Percentage Owned by Catskill(Actual)                                       80.25%

     (B)  To eliminate  Empire's  investment in New Co (affiliates)  recorded on
          Empire's balance sheet at June 30,2003 in the amount of $7,517.

     (C)  Contribution of long term debt and related interest by certain members of New Co to the  new  consolidated  entity  in  consideration  of the merger.

     (D)  Elimination of Empire's recorded deficit, as the accounting acquiree.

     (E)  Redemption of Empire common stock of certain  shareholders in exchange for $5,073 of individual  long-term  non-convertible 7% notes payable, which was a condition of the merger

     (F)  Elimination  of  contributed  capital  of  New  Co as  the  accounting acquioror.

PRO-FORMA ADJUSTMENTS TO THE CONDENSED STATEMENT OF OPERATIONS ARE AS FOLLOWS:

     (G)  Records the interest  expense for the year ended December 31, 2002 and the six months ended June 30,2003 as a result of Item E above.

     (H)  Elimination of interest on long term debt (see (C)) related to certain members of New Co.

     (I)  Reflects  recognition  of  rent  expense  to be  paid  to CDL  for the property in Monticello  New York for the year ended  December 31, 2002 and for the six months ended June 30, 2003.

                                      F-48

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (Unaudited)

     (J)  Elimination of depreciation of property and equipment  retained by CDL not included in merger

     (K)  Elimination  of Empire's  recorded loss in equity of affiliate for the six months ended June 30. 2003 included in the operations of New co.

                                      F-49